COMPLETE APPRAISAL OF
REAL PROPERTY

Bayberry Crossing Shopping Center
523-529 SE Melody Lane
Lee's Summit, Jackson County, Missouri
64063

IN A RESTRICTED
APPRAISAL REPORT
As of 6/20/04

Prepared For:
SPECS, Inc.
4200 Blue Ridge Boulevard, Suite LH-06
Kansas City, Missouri 64133







Prepared By:
Cushman & Wakefield of Illinois, Inc.
Valuation Services, Advisory Group
455 North Cityfront Plaza, Suite 2800
Chicago, IL 60611
C&W File 10: 04-248-03

                                           Cushman & Wakefield of Illinois, Inc.
                                           455 North Cityfront Plaza, Suite 2800
                                           Chicago, IL 60611
                                           312.470.1817 Tel
                                           312.470.2317 Fax
                                           randal_dawson@cushwake.com



April 30, 2004

Jim Hoyt
General Partner
SPECS, Inc.
4200 Blue Ridge Boulevard, Suite LH-06
Kansas City, Missouri 64133

Re:  Complete Appraisal of Real Property
     In a Restricted Report

     Bayberry  Crossing  Shopping  Center
     523-529 SE Melody Lane Lee's  Summit,
     Jackson County, Missouri 64063

     C&W File 10: 04-248-03

Dear Mr. Hoyt:

In fulfillment of our agreement as outlined in the Letter of Engagement, we are pleased to transmit our complete appraisal report on the property referenced above.

The value opinion reported below is qualified by certain assumptions, limiting conditions, certifications, and definitions, which are set forth in the report. We particularly call your attention to the following extraordinary assumptions and hypothetical conditions:

Extraordinary Assumptions: This appraisal employs no extraordinary assumptions.
Hypothetical Conditions:   This appraisal employs no hypothetical conditions.

This report was prepared for SPECS, Inc. and is intended only for their specified use. It may not be distributed to or relied upon by any other persons or entities without the written permission of Cushman & Wakefield Illinois, Inc.

This appraisal report has been prepared in accordance with our interpretation of your institutions guidelines, Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989 (FIRREA), and the Uniform Standards of Professional Appraisal Practice (USPAP), including the Competency Provision.

The property was inspected by and the report was prepared by Randal D. Dawson, MAI.

This appraisal employs only the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The client has requested that we provide them with a restricted use report. Therefore. we have not employed the Cost Approach or the Sales Comparison Approach to develop an opinion of market value.

Jim Hoyt
SPECS, Inc.
April 30, 2004
Page 2

Based  on our  Complete  Appraisal  as  defined  by  the  Uniform  Standards  of
Professional Appraisal Practice, we have developed an opinion that the market value of the leased fee estate of the referenced property, subject to the assumptions and limiting conditions, certifications, extraordinary and hypothetical conditions, if any, and definitions, "as-is" on June 20, 2004 is:

                   THREE MILLION TWO HUNDRED THOUSAND DOLLARS
                                   $3,200,000

Based on recent market transactions, as well as discussions with market participants, a sale of the subject property at the above-stated opinion of market value would have required an exposure time of approximately twenty-four
(24) months. Furthermore, a marketing period of approximately twenty-four (24) months is currently warranted for the subject property.

This letter is invalid as an opinion of value if detached from the report, which contains the text, exhibits, and Addenda.

Respectfully submitted,
CUSHMAN & WAKEFIELD OF ILLINOIS, INC.


/S/ Randal D. Dawson
--------------------
Randal D. Dawson, MAI
Associate Director
Missouri Certified General Appraiser
License No. RA-003304
randaLdawson@cushwake.com
312.470.1817 Office Direct
312.470.2317 Fax

                                                        SUMMARY OF SALIENT FACTS

Common Property Name:                   Bayberry Crossing Shopping Center
Location:                               523-529 SE Melody Lane
                                        Lee's Summit, Jackson County,
                                        Missouri 64063

                                        The site is located east of Missouri
                                        Highway 291 approximately one mile North of US 50.

Property Description:                   The property consists of a 1-story
                                        multi-tenant neighborhood shopping
                                        center containing 54,478 square feet of
                                        gross leasable area on a 4.81-acre
                                        parcel of land.

Assessor's Parcel Number:               61-510-09-01-01-0-00-000

Interest Appraised:                     Leased Fee Estate

Date of Value:                          June 20, 2004

Date of Inspection:                     April 20, 2004

Ownership:                              Secured Investment Resources II, LP

Occupancy:                              The subject property is 92.7% occupied
                                        by 20 tenants.

Current Property Taxes
         Total Assessment:              $1,513,691
         2003/2004 Property Taxes:      $148,956

         Highest and Best Use
         If Vacant:                     A retail center developed to the highest
                                        density possible
         As Improved:                   As it is currently developed

Site & Improvements
Zoning:                                 CB; Controlled Business District

Land Area:                              4.81 acres

                                        209,440 square feet

Number of Stories:                      1

Year Built:                             1986

Type of Construction:                   Steel and masonry

Gross Building Area:                    57,500 square feet
Gross Leasable Area:

Component                 Owned             Area                Total
 In-line                                54,478 SF
Total Center GLA                        54,478 SF                100%
Total Owned GLA                         54,478 SF                100%

Parking Type:                           Surface

Number of Parking Spaces:               312

 VALUE INDICATORS

Income Capitalization Approach

Discounted Cash Flow
         Projection Period:             11 years
         Holding Period:                10 years
         Terminal Capitalization Rate:  9.25%
         Internal Rate of Return:       10.50%
         Indicated Value:               $3,200,000
Direct Capitalization
         Net Operating Income:          $291,304
         Capitalization Rate:           9.00%
         Indicated Value:               $3,200,000
Reconciled Value:                       $3,200,000
         Per Square Foot (GLA):         $58.74
FINAL VALUE CONCLUSION
         Market Value As-Is Leased Fee: $3,200,000
         Per Square Foot (GLA):         $58.74
         Implied Capitalization Rate:   9.10%
         Exposure Time:                 24 months
         Marketing Time:                24 months
INSURABLE VALUE
Conclusion:                             $3,600,000

Extraordinary Assumptions and Hypothetical Conditions

Extraordinary Assumptions

An extraordinary assumption is defined by the Uniform Standards of Professional Appraisal Practice as "an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser's opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis: This appraisal employs no extraordinary assumptions.

Hypothetical Conditions

A hypothetical condition is defined by the Uniform Standards of Professional Appraisal Practice as "that which is contrary to what exists but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal. or economic characteristics of the subject property; or about conditions external to the property, such as market conditions or trends; or about the integrity of data used in an analysis."

This appraisal employs no hypothetical conditions.


[GRAPHIC OMITTED]
Exterior of Subject

[GRAPHIC OMITTED]
Exterior of Subject

[GRAPHIC OMITTED]
Street View Facing North

[GRAPHIC OMITTED]
Street View Facing South

[GRAPHIC OMITTED]
Rear of Subject

[GRAPHIC OMITTED]
Rear of Subject

                                                               TABLE OF CONTENTS

INTRODUCTION                                            1
REGIONAL MAP                                            5
REGIONAL ANALYSIS                                       6
LOCAL AREA MAP                                          13
LOCAL AREA ANALYSIS                                     14
RETAIL MARKET & TRADE AREA ANALYSIS                     16
SITE DESCRIPTION                                        26
IMPROVEMENTS DESCRIPTION                                27
REAL PROPERTY TAXES AND ASSESSMENTS                     30
ZONING                                                  31
HIGHEST AND BEST USE                                    32
VALUATION PROCESS                                       34
INCOME CAPITALIZATION APPROACH                          36
RECONCILIATION AND FINAL VALUE OPINION                  52
INSURABLE VALUE                                         53
ASSUMPTIONS AND LIMITING CONDITIONS                     54
CERTIFICATION OF APPRAISAL                              57
ADDENDA                                                 58

                                                                    INTRODUCTION

Identification of Property

Common Property Name:                   Bayberry Crossing Shopping Center

Location:                               523-529 SE Melody Lane
                                        Lee's Summit, Jackson County,
                                        Missouri 64063

                                        The site is located east of Missouri
                                        Highway 291 approximately one mile North of US 50.

Property Description:                   The property consists of a 1-story
                                        multi-tenant neighborhood shopping
                                        center containing 54,478 square feet
                                        of gross leasable area on a 4.81-acre
                                        parcel of land.

Assessor's Parcel Number:               61-510-09-01-01-0-00-000

Property Ownership and Recent History

Current Ownership:                      Secured Investment Resources 11, LP

Sale History:                           To the best of our knowledge,
                                        the property has not transferred
                                        within the past three years

Current Disposition:                    To the best of our knowledge, the
                                        property is not under contract of sale
                                        nor is it being marketed for sale.

Intended Use and Users of the Appraisal

This appraisal is intended to provide an opinion of the market value of the leased fee interest in the property for the exclusive use of SPECS, Inc. in evaluating potential financing. All other uses and users are unintended, unless specifically stated in the letter of transmittal.

Dates of Inspection and Valuation

The value conclusion reported herein is as 'of June 20, 2004. The property was inspected on April 20, 2004 by Randal D. Dawson, MAI.

Property Rights Appraised
Leased Fee interest.

Scope of the Appraisal

This is a complete appraisal presented in a Restricted report, intended to comply with the reporting requirements set forth under the Uniform Standards of Professional Appraisal Practice (USPAP) for a Restricted Appraisal Report.

In addition, the report was also prepared to conform to the requirements of the Code of Professional Ethics of the Appraisal Institute and the Financial Institutions Reform, Recovery and Enforcement Act of 1989 (FIRREA), Title XI Regulations.

In preparation of this appraisal, we analyzed rental data, and considered the input of buyers, sellers, brokers, property developers and public officials. Additionally, we investigated the general regional economy as well as the specifics of the local area of the subject.

The scope of this appraisal required collecting primary and secondary data relative to the subject property. The depth of the analysis is intended to be appropriate in relation to the significance of the appraisal issues as presented herein. The data have been analyzed and confirmed with sources believed to be reliable. whenever possible. leading to the value conclusions set forth in this report. In the context of completing this report. we have made a physical inspection of the subject property. The valuation process involved utilizing generally accepted market-derived methods and procedures considered appropriate to the assignment.

This appraisal employs only the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The client has requested that we provide them with a restricted use report. Therefore. we have not employed the Cost Approach or the Sales Comparison Approach to develop an opinion of market value.

Definitions of Value, Interest Appraised and Other Terms

The following definitions of pertinent terms are taken from the Dictionary of Real Estate Appraisal, Fourth Edition (2002), published by the Appraisal Institute. as well as other sources.

Market Value

     Market value is one of the central concepts of the appraisal practice. Market value is differentiated from other types of value in that it is created by the collective patterns of the market. A current economic definition agreed upon by agencies that regulate federal financial institutions in the United States of America follows, taken from the glossary of the Uniform Standards of Professional Appraisal Practice of The Appraisal Foundation:

     The most probable price which a property should bring in a competitive and open market under all conditions requisite to a fair sale, the buyer and seller. each acting prudently and knowledgeably. and assuming the price is not affected by undue stimulus. Implicit in this definition is the consummation of a sale as of a specified date and the passing of title from seller to buyer under. conditions whereby:

1.   Buyer and seller are typically motivated;

2. Both parties are well informed or well advised, and acting in what they consider their own best interests;

3.   A reasonable time is allowed for exposure in the open market;

4. Payment is made in terms of cash in US dollars or in terms of financial arrangements comparable thereto; and

5. The price represents the normal consideration for the property sold unaffected by special or creative financing or sales concessions granted by anyone associated with the sale.

Fee Simple Estate

Absolute ownership unencumbered by any other interest or estate, subject to the limitations imposed by the governmental powers of taxation, eminent domain, police power, and escheat.

Leased Fee Estate

An ownership interest held by a landlord with the rights of use and occupancy conveyed by lease to others. The rights of the lessor (the leased fee owner) and the leased fee are specified by contract terms contained within the lease.

Leasehold Estate

The interest held by the lessee (the tenant or renter) through a lease conveying the rights of use and occupancy for a stated term under certain conditions.

Market Rent

The rental income that a property would most probably command on the open market, indicated by the current rents paid and asked for comparable space as of the date of appraisal.

Cash Equivalent

A price expressed in terms of cash, as distinguished from a price expressed totally or partly in terms of the face amounts of notes or other securities that cannot be sold at their face amounts.

Market Value As Is on Appraisal Date

The value of specific ownership rights of an identified parcel of real estate as of the effective date of the appraisal; related to what physically exists and excludes all assumptions concerning hypothetical conditions.

Prospective Value Upon Completion of Construction

The value of a property on the date that construction is completed, based on market conditions projected to exist as of that completion date. This value is not the market value as of a specified future date, but rather is a projected value based on assumptions that mayor may not occur. This value factors in all costs associated to lease-up the property to stabilized occupancy.

Prospective Value Upon Stabilized Occupancy

The value of a property at a point in time when all improvements have been physically constructed and the property has been leased to its optimum level of long term occupancy. At such point, all capital outlays for tenant improvements, leasing commissions, marketing costs, and other carrying charges are assumed to have been incurred.

Exposure Time and Marketing Time

Exposure Time

Under Paragraph 3 of the Definition of Market Value, the value opinion presumes that "A reasonable time is allowed for exposure in the open market". Exposure time is defined as the length of time the property interest being appraised would have been offered on the market prior to the hypothetical consummation of a sale at the market value on the effective date of the appraisal. Exposure time is presumed to precede the effective date of the appraisal.

The reasonable exposure period is a function of price, time and use. It is not an isolated opinion of time alone. Exposure time is different for various types of real estate and under various market conditions. As noted above, exposure time is always presumed to precede the effective date of appraisal. It is the length of time the property would have been offered prior to a hypothetical market value sale on the effective date of appraisal. It is a retrospective opinion based on an analysis of recent past events, assuming a competitive and open market. It assumes not only adequate, sufficient and reasonable time but adequate, sufficient and a reasonable marketing effort. Exposure time and conclusion of value are therefore interrelated.

Based on our review of national investor surveys, discussions with market participants and information gathered during the sales verification process, a reasonable exposure time for the subject property at the value concluded within this report would have been approximately twenty-four (24) months. This assumes an active and professional marketing plan would have been employed by the current owner.

 Marketing Time

     Marketing time is an opinion of the time that might be required to sell a real property interest at the appraised value. Marketing time is presumed to start on the effective date of the appraisal and take place subsequent to the effective date of the appraisal. The opinion of marketing time uses some of the same data analyzed in the process of estimating reasonable exposure time and it is not intended to be a prediction of a date of sale.

We believe, based on the assumptions employed in our analysis, as well as our selection of investment parameters for the subject, that our value conclusion represents a price achievable within twenty-four (24) months.

 Legal Description

The subject site is identified by Jackson County as 61-510-09-01-01-0-00-000. The legal description is presented in the Addenda of the report.

[GRAPHIC OMITTED]
REGIONAL MAP

                                                               REGIONAL ANALYSIS

Introduction

The short- and long-term value of real estate is innuenced by a variety of factors and forces that interact within a given region. Regional analysis serves to identify those forces that affect property value, and the role they play within the region. The four primary forces that influence real property value include environmental characteristics, governmental forces, social factors, and economic trends. These forces determine the supply and demand for real property, which, in turn, affect market value.

The subject property is located in the City of Lee's Summit in southeastern portion of the Kansas City MSA.

Economic & Demographic Profile The following profile of the Kansas City MSA was provided by Economy.com, a leading provider of economic, financial, and industry information.

Economy.com's core assets of proprietary editorial and research content as well as economic and financial databases are a source of information on national and regional economies, industries, financial markets, and demographics. The company is staffed with economists, data specialists, programmers, and online producers who create a proprietary database.

Economy.com's approach to the analysis of the U.S. economy consists of building a large-scale, simultaneous-equation econometric models, which they simulate and adjust with local market information, creating a model of the U.S. macro economy that is both top-down and bottom-up. As a result, those variables that are national in nature are modeled nationally while those that are regional in nature are modeled regionally. Thus, interest rates, prices, and business investment are modeled as national variables; key sectors such as labor markets (employment, labor force), demographics (population, households, and migration), and construction activity (housing starts and sales) are modeled regionally and then aggregated to national totals. This approach allows local information to influence the macroeconomic outlook. Therefore, changes in fiscal policy at the national level (changes in tax rates, for example) are translated into their corresponding effects on state economies. At the same time, the growth patterns of large states, such as California, New York, and Texas, playa major role in shaping the national outlook.

In addition on a regional basis, the modeling system is explicitly linked to other states through migration flows and unemployment rates. Economy.com's model structure also takes into account migration between states.

Kansas City
Employment Growth Rank
Best=1
Worst=325

2002-04
265
5th quintile

2002-07
222
4th quintile

MSA Life Cycle Phase
Growth/Mature
Best=1
Worst=325

Vitality
21
1st quintile

Cost of doing business U.S.=100%
95%

Cost of Living U.S.=100%
97%
---------------------------------------------------------------
Relative Employment Performance (1991=100)
[GRAPHIC OMITTED-Line Graph (1990-2007)]
---------------------------------------------------------------



   1996      1997     1998     1999     2000     2001     2002    Indicators
   56.7      59.8     63.0     66.3     69.4     69.4     70.8    Gross
                                                                  Metro
                                                                  Product,
                                                                  C$B
    4.9       5.3      5.3      5.3      4.6      0.0      2.1    % Change
  881.4     916.5    944.2    965.3    981.6    967.2    949.8    Total
                                                                  Employment
                                                                  (000)
    2.4       4.0      3.0      2.2      1.7     -1.5     -1.8    % Change
    4.1       3.7      3.8      3.0      3.3      4.4      5.7    Unemployment
                                                                  Rate
    5.2       5.9      7.9      5.3      7.7      3.4      1.8    Personal
                                                                  Income
                                                                  Growth
1,699.9   1,722.7  1,742.8  1,761.9  1,782.2  1,804.0  1,828.2    Population,
                                                                  (000)
  9,695     9,396   10,118   11,231    9,237    9,714   10,746    Single-Fam1ily
                                                                  Permits
  2,649     4,116    3,685    5,160    3,640    5,196    3,068    Multifamily,
                                                                  Permits
   98.8     106.4    113.7    120.4    125.9    134.6    137.1    Existing
                                                                  Home
                                                                  Price
                                                                  ($Ths)
  5,955     6,397   11,220    9,331    8,207   19,181   23,445    Mortgage
                                                                  Originations
                                                                  ($Mil)
   12.1      12.0      8.8      7.9      8.4      9.7     11.6    Net
                                                                  Migration
                                                                 (000)
  6,709     7,664    8,419    7,528    7,193    9,239   10,811    Personal
                                                                  Bankruptcies


Indicators             2003       2004      2005           2006          2007

Gross
Metro
Product,
C$B                    72.3      74.3       76.6           79.1          81.4
% Change                2.1       2.8        3.1            3.2           2.9
Total
Employment
(000)                 936.6     942.6      962.0          980.4         994.4
% Change               -1.4       0.6        2.1            1.9           1.4
Unemployment
Rate                    5.5       5.4        5.3            5.1           4.9
Personal
Income
Growth                  2.2       3.9        4.3            4.4           4.7
Population,
(000)               1,846.3   1,854.9    1,866.1        1,877.8       1,886.6
Single-Fam1ily
Permits              11,813    10,981      9,631          9,399         9,197
Multifamily,
Permits               2,723     4,563      4,104          4,366         4,563
Existing
Home
Price
($Ths)                145.6     154.3      160.2          164.6         172.2
Mortgage
Originations
($Mil)               31,420    15,798     10,267         10,799        11,417
Net
Migration
(000)                   5.3      -4.1       -1.7           -1.2          -4.2
Personal
Bankruptcies         11,953    11,417     10,394         10,270        10,380




STRENTHS AND WEAKNESSES
STRENGTHS
-  Favorable cost structure.
-  Well developed transportation and distribution network.
-  Very large presence of federal government jobs.

WEAKNESSES
-  Overwhelming dependence on Sprint and
   telecom.
-  KAN suffers from suburban sprawl.

-------------------------------------------------------------

[GRAPHIC OMITTED]
CURRENT EMPLOYMENT TRENDS
December 2003 Employment Growth
% Change Year Ago

Total                      -1.1
Construction               -5.3
Manufacturing               4.1
Trade                       0.0
Trans/Utilities             0.0
Information                -4.5
Financial Activities        2.0
Prof & Business Svcs       -1.9
Edu & Health Svcs -2.4
Leisure & Hospitality      -4.7
Other Services             -2.1
Government                  0.1
-------------------------------------------------------------

FORECAST RISKS
Short Term [Down Arrow]
Long Term [Down Arrow]
Risk-adjusted Return, '02-07: 0.35%

UPSIDE
- Development of biotech takes hold beyond current expectations, yielding significant new jobs and high incomes.

DOWNSIDE
- Sprint is bought out and its remaining labor force is shifted to other locations.
- New growth industries fail to emerge in the wake of Sprint's downsizing.
-------------------------------------------------------------
ANALYSIS

     Recent Performance. Kansas City's economy continues to weaken. While the state has enjoyed a modest turnaround over the last 12 months, KAN has skidded further into recession due to lingering weakness in the business services, healthcare, tourism and information industries. Manufacturing actually rose in the latter half of 2003 thanks in part to vehicle production, but that growth is not expected to continue. The pace of homebuilding has stabilized at a high level and is expected to decelerate over the next few quarters. Office and industrial markets remain bloated with excess inventory, although vacancy rates are no longer rising.

     Life sciences. Thanks to its several research institutions, KAN ranks among the top 50 metro areas for biotech research, according to the Brookings Institution. The Stowers Institute for Medical Research, home to around 100 scientists and a $1.6 billion endowment, is the most promising of KAN's facilities. The institute now plans to double its research space within five years. The Midwest Research Institute also carries out pharmaceutical and biotech research for government and industry. The faculty at the university of Kansas Medical Center carries out tens of millions of dollars in externally funded research annually. And Children's Mercy Hospital performs research in pediatric pharmacology. With the expansion of the Stowers Institute, funding inflows will accelerate over the next several years, helping KAN to attract skilled workers and venture capital.

     Income trends. Personal income growth in KAN is projected to lead the state and region, but lag the national average. However, on a per capita basis, income growth should beat the U.S. average, showing that what will really constrain income growth in KAN is a poor population trend. Kan and the U.S. had a nearly identical pace of population growth over the last decade, but in the coming ten years, KAN's growth is forecast to slow to just over half the U.S. rate, as migration flows, dominated by relocating baby boomers, shift to southern and western states favored by retirees. Boomers waiting longer to retire than had previous cohorts could postpone the migration wave or at least spread its impact over time. Still, the nation's demographic outlook places KAN's income growth at risk, which in turn will handicap the metro's income-driven sectors like the housing market, trade, and locally-oriented services.

     Economic diversity. One strong advantage for KAN's economy is its diverse industrial mix. According to Economy.com estimates, KAN ranks in the top 10% of metro areas in terms of industrial diversity. A broad industry array affords a measure of employment stability in downturns and also helps usher in recovery by exposing the local economy to the industries that turn around first. The one factor setting KAN apart is the area's large information industry. Telecom carriers alone account for upward of 20,000 local jobs or 2% of employment. And the information industry as a whole occupies twice the share of employment as it does nationally. Sprint's reorganization is ongoing, with the impact of its latest collaboration with IBM's Business Consulting Services likely to be zero to negative net job gains in KAN in the coming year. However, the information industry as a whole should advance by the second half, and its high wages will assure that gains in that industry are dispersed to other sectors of the economy like trade and housing.

     Kansas City's economy is floundering and its recover will come later and with less vigor than the nation's. Consolidation in telecom and manufacturing is a looming short-term risk. Longer term, KAN's diversity and its promising drivers, such as transportation, information and life sciences will keep the metro area growing on par with the U.S. average.
David Givens
February 2004

 EMPLOYMENT & INDUSTRY

TOP EMPLOYERS
Sprint Corporation                      21,000
Community Health Group                  7,326
DST Systems, Inc.                       6,232
Ford Motor Company                      5,808
Hallmark Cards, Inc.                    5,000
Saint Luke's Health System              4,123
General Motors Corporation              3,200
AT&T Corporation                        3,154
SBC Communications, Inc.                3,000
Children's Mercy Hospital & Clinics     2,990
Turman Medical Center                   2,801
University of Missouri-Kansas City      2,790
Honeywell, Inc.                         2,789
KU Med                                  2,784
Cerner Corporation                      2,626
Black & Veatch, LLP                     2,552
UMB Financial Corporation               2,507
Applebee's International, Inc.          2,478
American Airlines                       2,425
University of Kansas Medical Center     2,376

Source: The Business Journal, March 2003

Public
Federal.......................................27,636
State.........................................12,011
Local.........................................97,038
2002
-----------------------------------------------------------------

INDUSTRY DIVERSITY
Most Diverse (U.S.)
1.0
0.80
0.60
KAN 0.74
0.40
0.20
0.00
Least Diverse

EMPLOYMENT VOLATILITY
DUE TO U.S. FLUCTUATIONS
7% Not Due to U.S.
93% Due to U.S.
Relative to U.S.
US=100; KAN=148

----------------------------------------------------------------

COMPARATIVE EMPLOYMENT AND INCOME

         % of Total Employment      Average Annual Earnings
Sector            KAN      MO       US      KAN      MO       US
Construction      5.2%     5.0%     5.2%    $44,724  $37,450  $39,845
Manufacturing     8.4%     12.0%    12.0%   $49,004  $43,741  $48,756
Durable           57.0%    60.3%    62.0%   nd       $44,671  $50,404
Nondurable        43.0%    39.7%    38.0%   nd       $42,236  $45,969
Transport/Utilities4.9%    4.1%     3.6%    $44,192  $39,474  $44,972
Wholesale Trade   5.0%     4.5%     4.4%    $53,796  $47,434  $51,842
Retail Trade      11.3%    11.6%    11.7%   $22,034  $20,067  $22,635
Information       5.5%     2.6%     2.6%    $70,224  $74,881  $69,569
Financial
Activities        7.4%     5.9%     6.0%    $35,853  $29,676  $41,740
Prof. and Bus.
Services          12.9%    11.3%    12.4%   $42,515  $40,487  $43,053
Educ. and Health
Services          11.1%    13.0%    12.5%   $33,988  $31,414  $34,032
Leisure and Hosp.
 Services         9.3%     9.6%     9.0%    $18,331  $17,014  $19,135
Other Services    4.6%     4.4%     3.9%    $19,546  $17,992  $19,842
Government        14.4%    15.7%    16.2%   $42,663  $37,342  $42,939

Source: Percent of total employment - Economy.com & BLS, 2002; Average annual earnings - BEA, 2001

                                  HOUSE PRICES
                    [GRAPHIC OMITTED-Line Graph (1987-2003)]
CREDIT QUALITY
Fitch N/A
Moody's: County: Aa1

LEADING INDUSTRIES

NAICS      Industry                                       Employees (000)
GVF      Federal Government                                     27.6
4521     Department Stores                                      17.2
5171     Wired Telecommunications Carriers                      15.6
6216     Home Health Care Services                              13.9
5241     Insurance Carriers                                     13.8
5413     Architectural. Engineering, & Related Services         13.6
5511     Management of Companies and Enterprises                12.9
4529     Other General Merchandise Stores                       12.1
5242     Agencies, Brokerages, & Insurance Related Act.         10.6
3231     Printing and Related Support Activities                10.2
4841     General Freight Trucking                               10.1
7139     Other Amusement and Recreation industries              9.9
5111     Newspaper, Periodical, Book, & Directory Pub.          9.5
5411     Legal Services                                         9.2
8121     Personal Care Services                                 8.3


         High-tech employment                                   54.4
         As % of total employment                               5.7

Source:  BLS, Economy.com, 2002

---------------------------------------------------------

MIGRATION FLOWS
Into Kansas City           Number of Migrants        Median
                                                     Income

Lawrence                   1,940                     24,630
St. Louis                  1,492                     29,015
Wichita                    1,246                     26,194
Chicago                    1,159                     45,833
St. Joseph                 1,045                     22,271
Topeka                     982                       26,131
Omaha                      973                       34,587
Dallas                     840                       57,084
Springfield                825                       20,625
Denver                     761                       40,345
Total Inmigration       59,099                       27,938

From Kansas City
Lawrence                 1,506                       18,287
St. Louis                1,410                       33,982
Wichita                  1,033                       33,148
Chicago                    930                       31,994
St. Joseph                 856                       39,506
Topeka                     775                       27,965
Omaha                      724                       35,498
Dallas                     689                       22,391
Springfield                682                       20,447
Denver                     653                       43,280
Total Outmigration       53,170                      28,093

Net Migration            5,929                         -154

-------------------------------------

NET MIGRATION, KAN
[GRAPHIC OMITTED-Bar Graph]

         Domestic         Foreign           Total
1998     4,531             4,235            8,766
1999     3,556             4,324            7,880
2000     2,144             6,297            8,441
2001     4,048             5,690            9,738
2002     5,950             5,664            11,614

Source: IRS (top), 2002; Census Bureau &
Economy.com, 2002

------------------------------------------------

PER CAPITA INCOME
[GRAPHIC OMITTED]

32,693
KAN
28,221
MO
30,413
US

Source: Bureau of Economic Analysis, 2001

KANSAS CITY

Homebuilding Due for a Pullback
[GRAPHIC Omitted-Line Graph]

Homebuilding in KAN has surged ahead of the underlying demographic drivers of demand. Residential permits issued over the last three years were nearly double the number of households formed over the same period. The macroeconomic situation has stimulated strong purchasing for several years, but those forces will abate as interest rates rise over the next few quarters. Also contributing to the buildup in housing inventory will be slower KAN population growth. Growth this year will be less than half the pace of 2002, constraining new building and price growth.

KAN Gets a Small Share of Defense Funds Reaching Missouri
[GRAPHIC OMITTED-Bar Graph]

Defense budget increases have been a boon to some areas, but KAN is a comparatively small recipient of federal defense outlays. St. Louis receives a far higher share of Missouri's federal defense dollars. Defense procurement contracts measure less than 1% of gross product in KAN, compared with 3% for Missouri and 5% for St. Louis. Defense wages and salaries in KAN as a share of total are half the national average share. As defense budget increases decelerate over the next few years, the lack of a deep defense agglomeration will be less of a distinguishing characteristic between metro economies.

KAN Manufacturing Declines Often More Extreme than U.S.
[GRAPHIC OMITTED-Bar Graph]

Four of KAN's eight largest manufacturing industries suffered larger percentage declines from 1993 to 2003 than at the U.S. level. Only transportation equipment did not decline over the decade, owing to strong U.S. auto sales. One boon to the industry has been the fact that Ford's Claycomo plant in KAN produces the F-150 pickup, one of the most popular domestic vehicles. That plant recently announced plans to layoff 200, however, after over-hiring last fall for the launch of 2005 models.


Region's Manufacturing Outlook Sluggishly Improving
[GRAPHIC OMITTED-Line Graph]

The Kansas City Fed's manufacturing survey of the tenth district shows a slow but steady improvement in manufacturers' sentiment. Demand expectations for six months hence, reflected in the new orders index, look better than at any time during 2003. Similar movements in the employment and capital expenditures indexes signal that KAN manufacturers themselves won't be the only ones to benefit from higher demand. Hiring will contribute positively to the overall labor market situation, and capital expenditures will filter through to other manufacturers, and to local trade and services vendors.

                                                               REGIONAL ANALYSIS

Critical Observations

The following bullet points summarize some of our general observations relating to the subject's region.

Social Influences

..    Approximately 1,854,900 million people live in the Kansas City metropolitan area.

..    The population has increased approximately 1.3% annually and is forecast to reach 1,866,600 by 2007. The areas of fastest population growth are located in the southeast, south and southwest portions of the MSA.

..    Kansas City has  historically  had strong  migration to the area,  although with the reorganization of the telecom industry, migration may turn negative. Forecasts for 2004 indicate the first larger out-migration in over a decade. Most new residents are from Lawrence, SI. Louis and Wichita, while residents migrating out of Kansas are going to Lawrence, SI. Louis and Phoenix.

..    The  average per capita  income in the MSA is  $32,693,  which is above the state ($28,221) and national ($30,413) average. The higher per capita may be attributed to a high percentage of skilled or educated workers, especially in the telecom and auto industry. Kansas City's percentage of the population over 25 with a bachelor's degree is higher than Chicago and St. Louis.

..    The MSA has a low cost of living and a low cost of doing business.

Economic Influences

..    The largest  employment  sectors are Government  (14.4%),  Professional and
     Business Services (12.9%) and Retail Trade (11.3%).

..    The top employers are Sprint Corporation,  Community Heallh Group (formerly named Health Midwest) and DST Systems, Inc.

..    As of January 2004, the  unemployment  rate for Kansas City was 5.7%, which is slightly above the state average of 5.4% and the national rate of 5.6%.

..    The only industries  experiencing a growth in employment  between  December
     2002 and December 2003 were Manufacturing (4.1%) and Financial Activities (2.0%). Construction had the largest decline of -5.3%.

..    Out of a total of 325 metropolitan  statistical areas in the United States,
     Kansas City ranks 222 in terms of expected employment growth between 2002 and 2007.

..    Sprint,   a  major  driver  of  Kansas  City's   economy,   began  a  major
     reorganization that included several layoffs, and continues to restructure. The latest attempt for recovery was announced in February 2004 to partner with IBM Business Consulting Services. This latest reorganization is thought to have little effect on job gains in the coming year. Sprint also vacated over 1 million square feet of offICe space in the downtown area and built a campus in the suburbs, making the downtown office vacancy rate (23%) substantially above the national average (16%).

..    The life sciences and biotechnology  industries are gaining momentum in the
     Kansas City area, which is valuable to help offset the area's over reliance on Sprint and the telecom industry. Kansas City ranks among the top 50 metro areas for biotech research. The Stowers Institute for medical Research is the leading company in this industry with over 100 scientists and $1.6 billion endowment. The company also has plans to double its research space within five years. Other promising companies include The Midwest Research Institute, The University of Kansas Medical Center and the Children's Mercy Hospital.

Government Influences

..    The Kansas City MSA includes the state  capital of Kansas and benefits from the presence of government jobs.

..    The government is supportive of business and is considered pro-growth.

..    The present  economic  weakness in the economy has had a negative effect on
     State and local treasuries, resulting in cuts in services and an increased risk of higher taxes. However, it is noted that this circumstance is common among all MSA's.

Environmental Influences

..    The subject property is located in the Kansas City,  Missouri  Metropolitan
     Statistical Area, as defined by the United States Census Bureau. The Kansas City MSA includes 11 counties, 4 in Kansas (Johnson, Leavenworth, Miami, and Wyandotte), and 7 in Missouri (Cass, Clay, Clinton, Jackson, Lafayette, Platte, and Ray). The MSA includes more than 136 cities, the four largest of which are Kansas City, Missouri; Kansas City, Kansas; Overland Park, Kansas; and Independence, Missouri.

..    Kansas  City is among  the most  centrally  located  urban  markets  in the country, providing for superior marketing and distribution capabilities. It is the only major city located within 250 miles of both the geographic and population centers of the nation. Positioned in the heart of the farm belt at the confluence of the Kansas and Missouri Rivers, the city and its suburbs lie within 1,900:t miles of nearly every point in the continental U.S., or half the distance from coast to coast. The MSA is approximately 793 miles from Atlanta, GA., 501 miles from Chicago, 489 miles from Dallas, 602 miles from Denver, and 435 miles from Minneapolis.

..    Kansas City's major Interstates  include 1-35 and 1-29, which run north and south, and 1-70, which runs east and west. The MSA also has two loop Interstates, 1-635 and 1-435. Interstate 35 connects with MSA with Wichita and Oklahoma City to the south and Des Moines to the north. Interstate 29 connects with Omaha to the north and terminates in Kansas City. 1-70 connects with St. Louis to the east and Denver to the west.

Conclusion

In light of the social and economic attributes of the greater Kansas City area, it is clear that the region benefits by the following:

..    Favorable cost structure

..    A transportation network that is well developed, making the metro area well positioned to further develop as a distribution hub.

..    A large  presence of  government  jobs,  which adds  stability to the local economy.

Concurrently,   there  are  inherent  risks  to  the  economic   health  of  the
metropolitan area, including the following:

..    Overwhelming dependency on Sprint and the telecommunications industry

..    Suburban sprawl

In summary, the Precis report forecasts that the area's economic upswing will perform on average with the national average. The downtown office occupancy rate will continue to decrease due to the 10% vacancy left by Sprint and the ongoing decline in professional and business services. The strength of Kansas City before the recession was due to telecom, but because of Sprint's difficulties, that industry is no longer attracting labor to the area. With the poor outlook for Sprint and the lack of other growth drivers, Kansas City may experience the beginnings of a poor population trend. Kansas City needs to replace telecom with a new growth driver. If that is accomplished, the prospects for growth improve dramatically The transportation, information and the life science industries are all positioned to step forward as major growth drivers for the area. Overall, we are generally reserved as the future outlook of the greater Kansas City area due to its over reliance on an unstable growth driver.

[GRAPHIC OMITTED]
 LOCAL AREA MAP

                                                              LOCAL ARA ANALYSIS
Location

     The property is located in Jackson County, within the greater Lee's Summit area. Generally, the boundaries of the immediate area are Ranson Road on the east, Colborn Road on the north, Douglas Road on the west and Interstate 50 on the south.

Access

Local  area   accessibility   is  generally  good,   relying  on  the  following
transportation arteries:

Local: Lees Summit is accessible by Interstate 470 and 50 as well as State Highway 291 . M-291 generally provides access to the subject's neighborhood, which is the primary street artery bisecting the subject's neighborhood. Major roadways in the local area are asphalt paved, and are improved with concrete curbs and gutters, streetlights and sidewalks. Most are two lanes. There are no roadway improvements currently under construction or planned for the subject's neighborhood. On an overall basis, access to the subject's neighborhood is rated average.

 Regional:               Interstate 470 is the primary  thoroughfare within
                         Jackson County. Interstate 470 is located a 1 mile north if the subject property. Interstate 50 is located
                         1 mile south of the subject property

Nearby and Adjacent Uses

The area is dominated by retail and commercial uses, with residential areas on the periphery of the commercial development. Nearby commercial uses in the area include community shopping centers, service stations/mini-marts, restaurants, fast food establishments, and small, professional offices. The subject is a freestanding property among many other similar detached commercial structures as well as row stores along M-291. The area is considered to be in a growing stage of its life cycle. Supply and demand appears well balanced with few vacancies noted.

Overall the predominant land use is retail and the local area is defined as a destination shopping district. This location provides convenient visibility and access to the site, and is within a casual dining destination area. The area is a destination shopping district which also includes a number of casual dining restaurants. Overall, the subject benefits from its good local and regional access.

Special Hazards or Adverse Influences

No hazards were noted in the immediate local area.

Land Use Changes
None noted.

Conclusion

The subject is located along a moderately traveled commercial artery with good exposure and accessibility. Regional grocery stores have located to the immediate south and less than one block north, indicating the area is attractive to this class of retailers. The interstate system is within close proximity and provides good regional access to the neighboring communities. The local area has experienced moderate growth over the last five years and the community appears stable. For the near term (2004) the area is expected to continue to perform moderately well.

                                             RETAIL MARKET & TRADE AREA ANALYSIS

Definition of Market/Trade Area Overview

The subject is located in the South Kansas City Jackson County Submarket. A retail center's trade area contains people who are likely to patronize that particular center. These customers are drawn by a given class of goods and services from a particular tenant mix. A center's fundamental drawing power comes from the strength of the anchor tenants, as well as the regional and local tenants, which complement and support the anchors. A successful combination of these elements creates a destination for customers seeking a variety of goods and services while enjoying the comfort and convenience of an integrated shopping environment.

The subject is best described as a neighborhood center. A neighborhood center provides for the sale of convenience goods (foods, drugs, and sundries) and personal services (laundry and dry cleaning, barbering, shoe repairing, etc.) for the day-to-day living needs of the immediate neighborhood. It is built around a supermarket as the principal tenant and typically contains a gross leasable area of about 60,000 square feet. In practice, it may range in size from 30,000 to 100,000 square feet.

Retail space the Kansas City MSA, as in many locales nationwide, has flourished relative to other commercial real estate sectors during the lingering period of economic weakness. Still, the Kansas City retail market has not escaped from the general real estate malaise. According to Reis's preliminary analysis, first quarter 2004 vacancy in the community and neighborhood center sector was 7.0%, up 60 basis points from a quarter earlier and among the highest averages reported by this source for this market since the early 1990s. No improvement is anticipated for a number of years to come. Still while vacancy remains relatively high, demand has shown some recent improvement, keeping pace with the recent increase in construction. Thus, in 2003 the volume of space added and the net absorption volume were identical at 280,000 square feet.

These sums follow two years of minimal activity. Indeed, the delivery of 2.1 million square feet of new community-neighborhood center construction over the four-year period concluding with 2000 were followed by only 44,000 square feet of new space arriving on line over the two years following. For 2004, construction completions and net absorption area projected at 402,000 and 224,000 square feet, respectively. Rents are flat. Reis's early first quarter 2004 data on this market include an average asking rent estimate of $13.14 per square foot, down four cents from year-end. For 2003 overall asking and effective prices rose 1.9% and 0.6%, respectively, on average. Indeed, the market might consider i1self fortunate to have avoided year-over-year rental losses in the recent period. For 2004 Reis anticipates improvement - increases of 2.4% and 1.5% for asking and effective rents

..    CTMT expects retail  development to be led by "specialty  stores and unique concepts such as Kansas City Life, and entertainment district proposed for downtown Kansas City that is to open in 2006.

..    H&R Block  Inc.  made "the  blockbuster  announcement  that  Kansas  City's downtown boosters have awaited for more than a year," according to a recent report in the Journal. Late in 2003 the firm announced plans to move to a 500,OOO-square-foot headquarters building at Main and 13th streets. "The headquarters' first phase, valued at $120 million, will fuel plans for a $280 million entertainment district that city officials call essential to the Kansas City area's future."

..    Detail  information on the Kansas City retail Metro area and Submarket data is located in the Addenda section of this report.

                            TRADE AREA DEMOGRAPHICS


--------------------------------------------------------------------------------
                1.0-mile  3.0-mile  6.0-mile
                 Radius    Radius    Radius   Independence  County     Kansas
                                                            Jackson     City
                                                                         MSA
---------------
POPULATION
STATISTICS
---------------
  2000           9,768    48,273     79,190     70,700    654,880   1,776,062
  2003           9,821    51,204     84,659     75,361    655,201   1,821,109
  2008           9,912    55,878     93,385     82,803    656,166   1,895,496


  Compound
  Annual
  Change
  2000 - 2003    0.18%     1.98%      2.25%      2.15%      0.02%       0.84%
  2003 - 2008    0.18%     1.76%      1.98%      1.90%      0.03%       0.80%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
HOUSEHOLD
STATISTICS
-------------
-------------
  2000          3,908     18,712     29,610    26,417     266,294     694,468
  2003          3,964     19,796     31,575    28,087     267,986     715,620
  2008          4,055     21,521     34,717    30,770     271,032     751,154


  Compound
  Annual
  Change
  2000 - 2003   0.48%      1.89%      2.16%     2.06%       0.21%      1.01%
  2003 -2008    0.45%      1.69%      1.92%     1.84%       0.23%      0.97%

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
AVERAGE
HOUSEHOLD
INCOME
-------------
-------------
  1990         $55,174   $61,388    $70,315   $72,089     $50,583     $50,920
  2003         $64,304   $70,589    $81,188   $83,291     $56,825     $66,808
  2008         $75,403   $83,541    $95,817   $98,590     $65,587     $77,664


  Compound
  Annual
  Change
  1990 -2003     1.18%     1.08%      1.11%     1.12%       0.90%       0.97%
  2003 -2008     3.24%     3.43%      3.37%     3.43%       2.91%       3.06%

-------------
-------------
RETAIL SALES
ANALYSIS
 Total Retail
 Sales ($Mil)   $ 132    $  664    $ 1,063      $ 951     $ 8,764     $ 24,682

 General
 Merchandise        3    $   17    $    27    $    24     $   214     $    706

 Apparel &
 Accessory      $   5    $   26    $    41    $    37     $   333     $    768

 Furniture
 & Home Furnish.**  6    $   28    $    45    $    41     $   362     $  1,257

 Other Sales***     6    $   28    $    45    $    40     $   368     $  1,037

Total GAFO Sales   20    $   98    $   158    $   142     $ 1,277     $  3,768
--------------
 Total
 Expenditure
 Potential*       255    $1,397    $ 2,564    $ 2,339    $ 15,228     $ 47,809

 GAFO % of
 Total Retail
Sales           14.76    14.80%      4.82%     14.88%      14.58%        15.27%

 GAFO % of
 Total
Expenditure
Potential       7.67%     7.03%      6.14%      6.05%       8.39%       7.88%

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
   SOURCE: Claritas, Inc.
   * Households x Total Household Income
   ** Includes Home Appliance, Radio, T.V. Stores
   *** "Other" Sales Estimated at 4.2% of Total Retail Sales
--------------------------------------------------------------------------------

[GRAPHIC OMITTED]
CURRENT POPULATION DISTRIBUTION MAP

[GRAPHIC OMITTED]
POPULATION GROWTH MAP

[GRAPHIC OMITTED]
MEDIAN HOUSEHOLD INCOME DISTRIBUTION MAP

Market Conditions and Trends

Retail activity continues to be vibrant in Kansas City. Although the pace of retail development slowed in 2002, it accelerated again in 2003. Furthermore, developments that are coming on line are experiencing success. Part of the success may be attributed to a shift in focus from big boxes and strip centers to lifestyle centers, "retailtainment" projects and New Urbanism.

By combining shopping with entertainment venues, developments are establishing "retailtainment" centers, thereby increasing their ability to draw and hold shoppers. The best Kansas City example of this, and the biggest story in Kansas City retail, continues to be the development around the Kansas International Speedway in Wyandotte County. Nebraska Furniture Mart, Great Wolf Lodge and the T-Bones minor-league baseball franchise opened in 2003. They were preceded by Cabela's. From its opening in August of 2002 to the end of that year Cabela's drew 2.4 million visitors. That made it the top attraction in the State of Kansas in 2002. In metropolitan Kansas City the only attractions to draw more visitors than Cabela's were the area casinos. Meanwhile, plans for the adjacent The Legends shopping center were expanded to more than one million square feet and will include a multi-plex theater.

Bass Pro Shops, a direct competitor of Cabela's, is another potential "retailtainment" attraction, and also a highly sought-after retailer. Bass Pro considered several sites in the metro area for a 160,000- square-foot store. At the end of 2003 it appeared that a site in eastern Jackson County, southwest of Interstate 70 and Highway 291, had landed this big fish. However, it was not certain that Bass Pro would proceed. With a store in St. Louis, and its headquarters location in Springfield, Missouri, it may decide that another location in Missouri is not justified.

Other developments go beyond "retailtainment" to include residential and office elements. New Urbanism embodies the idea of mixed-use, pedestrian- friendly urban environments similar to the appealing market centers of the past. Kansas City's Country Club Plaza, which was established in 1923, is the epitome of what is now thought of as New Urbanism. Zona Rosa in the Northland and Park Place in Johnson County are two current developments that use the Country Club Plaza as a model while seeking to create aesthetically appealing mixed-use walkable areas. Zona Rosa is a 93-acre development northwest of Interstate 29 and Barry Road. It will have tree-lined sidewalks and a park-like town square for community activities. Phase I, which includes 400,000 square feet of retail space, is to open in April of 2004. Park Place is planned for 29 acres in Leawood, in southeastern Johnson County. It will be a 1.2-million-square-foot project on 29 acres and will include 230,000 square feet of retail space plus office space, a hotel and residential condominiums.

In more typical big box and shopping center developments, the home improvement category continues to be a winner. Lowe's plans two new stores in the area. A 135,000-square-foot store is planned for Wyandotte County, at a site close to Kansas City Kansas Community College. In the City of Liberty, in the eastern part of the Northland market, a 160,000-square-foot store has received City approval and will start soon.

Specialty retailing has produced a significant part of recent market growth. Ultimate Electronics, a new entrant to Kansas City, opened three stores in 2003. They are in Lenexa (Johnson County), at Hartman Heritage Center in Independence (Eastern Jackson County), and at 1-29 and Barry Road (Northland). Another Johnson County store is planned for 2004. A fifth store will be placed in Lee's Summit, in southeastern Jackson County. Each store is about 32,000 square feet.

Pier 1 is another specialty retailer expanding in the area. It added two stores to the nine it already had in the metro area. Cold Stone Creamery, a superpremium ice cream franchise, started with one location in Johnson County early in 2003, but planned eight more throughout the Kansas City area. Borders Books & Music added a sixth store in the metro area. The newest one is a 19,000-square-foot store at The Shops at Boardwalk, in the Northland.

Discount marketing seems to be on an endless development path as al-Mart and Target continue to expand. Wal-Mart opened two Wal-Mart Neighborhood Markets in Johnson County. At about 40,000 square feet, these stores offer most of the popular items from standard Wal-Marts, and they include drivethrough pharmacies and half-hour photo service. The Neighborhood Stores are designed for quick shopping and are expected to compete with grocery and convenience stores. Wal-Mart also opened a 200,000-square-foot store at 157th & Metcalf in southern Johnson County. Target opened a 125,000-square-foot store on 151st Street in southern Johnson County

The next project to make news in Kansas City will be Kansas City Live, a Downtown project by developer The Cordish Company. The initial phase of the project will include up to 425,000 square feet of retail space, primarily restaurants and night clubs. The trigger for the project was the announcement by H&R Bloc & Company that it would build a 500,000-square-foot office headquarters in the southern part of the Downtown loop. This area has long been a target for redevelopment. Kansas City Live will be created in an area adjacent to Block's headquarters. The Kansas City project will be similar to projects Cordish has done in Baltimore, Houston, Louisville and elsewhere.

Every part of the metropolitan area has projects that are under construction or planned. The variety of locations and the range of styles, from big boxes and neighborhood centers to "retailtainment" and New Urbanism, reflect the growth of Kansas City. While some major retailers continue to expand in Kansas City, much of the new development seems to favor specialty retailers and unique concepts. This is the trend to expect over the next few years.




Submarket Activity
Johnson County

Projects Completed in 2003

Development                Location                  Anchors

Wal-Mart                   157th & Metcalf           Wal-Mart Super Center.

Target                     51st & Antioch            Super Target (the
                                                     adjacent The
                                                     Shoppes of 151st
                                                     to be completed in
                                                     2004).

Lionsgate Market Place    128,000 sf at 143rd &      Dillon's Grocery, Bank of
                          Metcalf                    Anthony.

Shawnee Crossings         Kansas Hwy 7 &             Mixed
                          Shawnee  Mission           retail and office.
                          Parkway


Projects Planned or Under
Construction

Development         Location               Developer         Anchors/Completion

Park Place          230,000 sf at 117th    Park Place        Planned project, no
                    & Nail                 Partners of       anchors named.
                                           Kansas City

Ironhorse Centre    110,000 sf at 151st    Merrill           Mixed retail and
                    & Nail                 Development       office. Planned
                                           Of Kansas City    project, no
                                                             anchors named.

Olathe Terrace      450,000 sf at 119th    Maefield          Planned project,
                    & Blackbob             Development of    no anchors named.
                                           Bloomington,
                                           Indiana

Lifestyle center    135th & Metcalf        Cormac Co.       Planned project, no
                                           of Omaha         anchors named.

Crystal Springs     320,000 sf at          Parkway Real     Planned project, no
Shopping Center     135th & Ptlumm         Estate of        anchors named.
                                           Kansas City

Cornerstone of      350,000 sf at          RED Development  Ultimate Electronics
Leawood             135th & Nail           of Kansas City   Possible completion
                                                            end of 2004.

Ridgeview Falls     240,000 sf at          Clements &       Drugstore anchor
                    119th & Ridgeview      Linscott of      Completion late
                                           Kansas City      2004.
                                           and Lincoln,
                                           Nebraska

Hy-Vee shopping     119th & Ridgeview      R.H. Johnson Co. Hy-Vee grocery.
center                                     of Kansas City


Mission Farms       42,000 sf of retail    Weltner et ai,   Mixed retail,
                    at 105th & Mission Rd  Kansas City      office and
                                                            residential
                                                            Planned project, no
                                                            anchors named.



Wyandotte County

Projects Completed in 2003
Development                  Location                Anchors

Village West                 Kansas International    Nebraska Furniture
                             Speedway                Mart, 712,000 sf, Great
                                                     Wolf Lodge, 270 rooms plus
                                                     38,000-sf water park,
                                                     4,500-seat stadium for
                                                     T-Bones minor league
                                                     baseball.



Projects Planned or Under Construction

Development          Location           Developer           Anchors/Completion

The Legends          800,000 sf in      RED Development     Possible completion
                     phase one at       of Kansas City      end of 2004.
                     the Kansas
                     Speedway

Lowe's               135,000 sf at                          Lowe's Home
                     69th & State Avenue                    Improvement
                                                            Warehouse.



South Kansas City

Projects Completed in 2003

Development                  Location                      Anchors
State Line Station           350,000 sf at 135th &         Super Target, Pier 1
                             State Line                    Imports, Cost
                                                           Plus/World Market,
                                                           Linens n Things.


Projects Planned or Under
Construction

Development              Location           Developer         Anchors/Completion

State Line               600,000 sf at      Cormac Co. of     Construction to
Station Expansion        135th & State      Omaha             start spring 2004,
                         Line                                 no tenants
                                                              announced.


Eastern Jackson County

Projects Completed in 2003

Development                     Location                     Anchors

Hartman Heritage          1-70 & Little Blue Parkway     Pier 1 Imports,
                                                         Ultimate Electronics,
                                                         Linens n Things, World
                                                         Market, Basset
                                                         Furniture Direct.

Crackerneck Plaza         40,000 sf at HWY 40 &          Boutique retail center.
Shopping Center           Little Blue Parkway



Projects Planned or Under
Construction

Development              Location          Developer          Anchors/Completion

The Shops             190,000 sf at      Alsation Land        No tenants
at Summit Pointe      1-470 & Hwy50      Company              announced.
                      / 350                                   Anchor spaces of
                                                              up to 60,000 sf.

Hy-Vee Grocery        73,000 sf at                            Redevelopment of
                      Noland Rd & Hwy 40                      former K-Mart,
                                                              to be completed
                                                              early 2004.


Northland

Projects Completed in 2003

Development                   Location                       Anchors
The Shops at Boardwalk    136,000 sf at 1-29 & Hwy 152    Borders Books & Music,
                                                          Coldwater Creek,
                                                          Yankee Candle, Red
                                                          Star Tavern.

Northglen Village Hwy     152 & North Brighton            Dickinson's Northglen
                                                          14-screen theater.


Projects Planned or Under
Construction

Development             Location           Developer          Anchors/Completion

Zona Rosa Phase one    400,000 sf at      Yaromir Steiner of   Barnes & Noble
                       1-29 & Barry Road  Columbus, Ohio       & Dick's Sporting
                                                               Goods to open
                                                               Spring 2004.

Lowe's                 160,000 sf at
                       1-35 & Hwy 152                          Lowe's Home
                                                               Improvement
                                                               Warehouse.

Tuileries Plaza        225,000 sf of      Prairieview          Mixed-use
                       retail at Hwy 45   Development LLC      development
                       & North Cosby                           with 40,000 sf
                                                               of office and
                                                               88  condominiums.
                                                               Grocery-anchored.
                                                               Site preparation
                                                               started.

Parkville Commons      250,000 sf of                           Price Chopper
                       retail/office at                        Grocery will be
                       Hwy 45 & Hwy 9                          completed Spring
                                                               2004.

Renaissance in        180,000 sf of       Stephen Block        Planned project,
the Northland         retail in a                              no anchors named.
                      mixed-use
                      development at
                      80th & Prospect/Hwy1


                                                                SITE DESCRIPTION

Location:                       523-529 SE Melody lane
                                Lee's Summit, Jackson County, Missouri 64063

                                The site is located east of Missouri Highway 291 approximately one mile North of US 50. The site is sandwiched between 5th Street Terrance and Bayberry lane on access road paralleling Missouri Highway 291.

Shape:                          Irregular

Topography:                     Level

land Area:                      4.81 acres

                                209,440 square feet

Frontage, Access, Visibility:   The subject has adequate frontage, access and
                                visibility

Soil Conditions:                We did not receive nor review a soil report.
                                However, we assume that the soil's load-bearing capacity is sufficient to support existing and/ or proposed structure(s). We did not observe any evidence to the contrary during our physical inspection of the property. Drainage appears to be adequate.

Utilities:                      All utilities are available

Site Improvements:              The site improvements include asphalt paved
                                parking areas, curbing, signage, landscaping, yard lighting and drainage.

land Use Restrictions:          We were not given a title report to review.
                                We do not know of any easements, encroachments, or restrictions that would adversely affect the site's use. However, we recommend a title search to determine whether any adverse conditions exist.

Flood Map:                      National Flood Insurance Rate Map Community
                                Panel Number 290174-0009-C (August 3, 1989)

Flood Zone:                     FEMA Zone C: Areas outside of a 100-year flood
                                hazard.

Wetlands:                       We were not given a Wetlands survey. If
                                subsequent engineering data reveal the presence of regulated wetlands, it could materially affect property value. We recommend a wetlands survey by a competent engineering firm.

Hazardous Substances:           We observed no evidence of toxic or hazardous
                                substances during our inspection of the site.
                                However, we are not trained to perform technical environmental inspections and recommend the services of a professional engineer for this purpose.

Overall Functionality:          The subject site is functional for its current
                                use.

                                                        IMPROVEMENTS DESCRIPTION

The following description of improvements is based upon our physical inspection of the improvements along with our discussions with the building manager.

General Description

         Year Built:                1986
         Number of Buildings:       1
         Number of Stories:         1
         Land To Building Ratio:    3.84 to 1
         Building Class:            B
         Gross Building Area:       57,500 square feet

Gross Leasable Area:

Component               Owned           Area            % of
                                                        Total
In-Line                                 54,478 SF
Total Center GLA                        54,478 SF        100%
Total Center GLA                        54,478 SF        100%

Construction Detail
         Basic Construction:        Steel and masonry

         Foundation:                Poured concrete slab

         Framing:                   Structural steel with masonry and
                                    concrete encasement

         Floors:                    Concrete poured over metal deck.

         Exterior Walls:            Brick.

         Roof Cover:                Flat roofing system consisting of built-up
                                    assemblies with tar and gravel cover.

         Windows: The windows are thermal windows in aluminum frames.

         Pedestrian Doors:          Glass in aluminum frames.

Mechanical Detail

         Heating: The heating system is assumed to be adequate for existing use and in compliance with local law and building codes.

         Cooling: The cooling system is assumed to be adequate for existing use and in compliance with local law and building codes.

         Plumbing:  The  plumbing  system is assumed to be adequate for existing use and in compliance with local law and building codes.

         Electrical
         Service: The electrical service system is assumed to be adequate for existing use and in compliance with local law and building codes.

         Elevator Service: None

         Fire Protection:  The building is fully sprinklered.

Interior Detail

         Layout: The subject property is a 1-building neighborhood shopping center. Loading is available at the rear of each building.

         Floor Covering:   Ceramic tile, carpet or resilient tile.

         Walls:     Painted or wallpapered sheetrock.

         Ceilings:  The ceilings are 2' by 2' suspended acoustical tile.

         Lighting:  A mixture of fluorescent and incandescent light fixtures.

         Restrooms: The building features adequate restrooms for men and women.
                    Site Improvements

         Parking:   312 spaces (5.73:1,000 Sq Ft). Open surface parking.

         On site Landscaping:       A variety of shrubbery and grass.

         Other:   Concrete curbs and walkways.

Personal Property:    Personal property was excluded from our valuation.

Capital
Improvements:       Other than normal routine property maintenance, there are no
                    major  capital  improvement   expenditures  planned  in  the
                    immediate future.

Summary

Condition:          Average

                    The building has been  maintained  in average  condition and
                    provides  an  average   appearance   relative  to  competing
                    buildings within its market.

                    We did  not  inspect  the  roof  of the  building  or make a detailed inspection of the mechanical systems. The appraisers, however, are not qualified to render an opinion as to the adequacy or condition of these components. The client is urged to retain an expert in this field if detailed information is needed about the adequacy and condition of mechanical systems.

Quality:            Average.

Design and
Functionality:      The  building  is a Class  B  neighborhood  shopping  center
                    building  that  possesses   average  appeal  to  prospective
                    tenants.

Actual Age:        18 years

Effective Age:     20 years

Expected
Economic Life:     50 years

Remaining
Economic Life:     30 years

Americans With Disabilities Act

The Americans With Disabilities Act (ADA) became effective January 26, 1992. We have not made, nor are we qualified to make a compliance survey of this property to determine whether or not it is in conformity with the requirements of the ADA It is possible that a compliance survey could reveal that the property is not in compliance with one or more of the requirements of the Act. If so, this fact could have a negative effect upon the value of the property. Since we have not been provided with the results of a survey, we did not analyze the results of possible non-compliance.

Hazardous  Substances

We are not aware of any potentially hazardous materials (such as formaldehyde foam insulation, asbestos insulation, radon gas emitting materials, or other potentially hazardous materials) which may have been used in the construction of the improvements. However, we are not qualified to detect such materials and urge the client to employ an expert in the field to determine if such hazardous materials exist.

                                             REAL PROPERTY TAXES AND ASSESSMENTS

Current Property Taxes

The property is subject to the taxing jurisdiction of Jackson County. The assessors' parcel identification number is 61-510-09-01-01-0-00-000. According to the local assessor's office, taxes are current. The assessment and taxes for the property are presented below:


PROPERTY TAX DATA (2003/2004)

                                                  2003/2004
Assessed Value
        Total:                                   $1,513,691
Effective Tax Rate                                   0.0984
Total Property Taxes                              $ 148,956

Building Area ( SF )                               54,478
Property Taxes per Square Foot                      $2.73

Total taxes for the property are $148,956, or $2.73 per square foot. It is our opinion that the subject's real estate taxes are reasonable. Based upon historical trends, we have assumed taxes will increase 3.00 percent per annum over the projection period.

The property is zoned CP-2; Planned General Commercial District by the City of Lee's Summit. Permitted uses within this district include office, light industrial, retail and general commercial. Residential development is prohibited in this zoning district.

We are not experts in the interpretation of complex zoning ordinances but the property appears to be a conforming use based on our review of public information. The determination of compliance is beyond the scope of a real estate appraisal.

We know of no deed restrictions, private or public, that further limit the subject property's use. The research required to determine whether or not such restrictions exist, however, is beyond the scope of this appraisal assignment. Deed restrictions are a legal matter and only a title examination by an attorney or title company can usually uncover such restrictive covenants. Thus, we recommend a title search to determine if any such restrictions do exist.

Definition Of Highest And Best Use

According to The Dictionary of Real Estate Appraisal, Fourth Edition (2002), a publication of the Appraisal Institute, the highest and best use is defined as:

     The reasonably probable and legal use of vacant land or an improved property, which is physically possible, appropriately supported, financially feasible, and that results in the highest value. The four criteria the highest and best use must meet are legal permissibility, physical possibility, financial feasibility, and maximum profitability.

Highest And Best Use Criteria

We have evaluated the site's highest and best use both as currently improved and as if vacant. In both cases, the property's highest and best use must meet four criteria. That use must be (1), legally permissible (2) physically possible, (3) financially feasible, and (4) maximally productive.

Legally Permissible

The first test concerns permitted uses. According to our understanding of the zoning ordinance, noted earlier in this report, the site may legally be improved with structures that accommodate office, light industrial, retail and general commercial uses. Aside from the site's zoning regulations, we are not aware of any legal restrictions that limit the potential uses of the subject.

Physically Possible

The second test is what is physically possible. As discussed in the "Site Description," section of the report, the site's size, soil, topography, etc. do not physically limit its use. The subject site is of adequate shape and size to accommodate almost all urban and suburban uses.

Financial Feasibility and Maximal Productivity

The third and fourth tests are what is financially feasible and what will produce the highest net return. After analyzing the physically possible and legally permissible uses of the property, the highest and best use must be considered in light of financial feasibility and maximum productivity. For a potential use to be seriously considered, it must have the potential to provide a sufficient return to attract investment capital over alternative forms of investment. A positive net income or acceptable rate of return would indicate that a use is financially feasible.

Highest and Best Use of Site As Though Vacant

Considering the subject site's physical characteristics and location, as well as the state of the local market, it is our opinion that the Highest and Best Use of the subject site as though vacant is A retail center developed to the highest density possible.

Highest and Best Use of Property As Improved

According to the Dictionary of Real Estate Appraisal, highest and best use of the property as improved is defined as:

     The use that should be made of a property as it exists. An existing property should be renovated or retained "as is" so long as it continues to contribute to the total market value of the property, or until the return from a new improvement would more than offset the cost of demolishing the existing building and constructing a new one.

It is our opinion, the existing building adds value to the site as if vacant, therefore dictating a continuation of its current use. In conclusion, it is our opinion that the Highest and Best Use of the subject property as improved is as it is currently developed.

                                                               VALUATION PROCESS


Methodology

There are three generally accepted approaches available in developing. an opinion of value: the Cost, Sales Comparison and Income Capitalization approaches. We have considered each in this appraisal to develop an opinion of the market value of the subject property. In appraisal practice, an approach to value is included or eliminated based on its applicability to the property type being valued and the quality of information available. The reliability of each approach is dependent upon the availability and comparability of the market data uncovered as well as the motivation and thinking of purchasers in the market for a property such as the subject. Each approach is discussed below, and applicability to the subject property is briefly addressed in the following summary.

Land Value

Developing  an  opinion of land value is  typically  accomplished  via the Sales
Comparison Approach by analyzing recent sales transactions of sites of comparable zoning and utility adjusted for differences which exist between the comparables and the subject. Valuation is typically accomplished using a unit of comparison such as price per square foot of land. Adjustments are applied to the unit of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a value for the subject site.

Cost Approach

The Cost Approach is based upon the proposition that an informed purchaser would pay no more for the subject than the cost to produce a substitute property with equivalent utility. This approach is particularly applicable when the property being appraised involves relatively new improvements which represent the highest and best use of the land; or when relatively unique or specialized improvements are located on the site, for which there exist few improved sales or leases of comparable properties.

In the Cost Approach, the appraiser forms an opinion of the cost of all improvements, depreciating them to reflect any value loss from physical, functional and external causes. Land value, entrepreneurial profit and depreciated improvement costs are then added resulting in a value estimate for the subject property.

Sales Comparison Approach

The Sales Comparison Approach utilizes sales of comparable properties, adjusted for differences, to indicate a value for the subject property. Valuation is typically accomplished using a unit of comparison such as price per square foot of building area, effective gross income multiplier or net income multiplier. Adjustments are applied to the unit of comparison from an analysis of comparable sales, and the adjusted unit of comparison is then used to derive a value for the subject property.

Income Capitalization Approach

This approach first determines the income-producing capacity of a property by utilizing contract rents on leases in place and by estimating market rent from rental activity at competing properties for the vacant space. Deductions then are made for vacancy and collection loss and operating expenses. The resulting net operating income is divided by an overall capitalization rate to derive an opinion of value for the subject property. The capitalization rate represents the relationship between net operating income and value. This method is referred to as Direct Capitalization.

Related to the Direct Capitalization Method is the Discounted Cash Flow Method. In this method, periodic cash flows (which consist of net operating income less capital costs) and a reversionary value are developed and discounted to a present value using an internal rate of return that is determined by analyzing current investor yield requirements for similar investments.

Summary

This appraisal employs only the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The client has requested that we provide them with a restricted use report. Therefore, we have not employed the Cost Approach or the Sales Comparison Approach to develop an opinion of market value.

The valuation process is concluded by analyzing each approach to value used in the appraisal. When more than one approach is used, each approach is judged based on its applicability, reliability, and the quantity and quality of its data. A final value opinion is chosen that either corresponds to one of the approaches to value, or is a correlation of all the approaches used in the appraisal.

                                                  INCOME CAPITALIZATION APPROACH

Methodology

The Income Capitalization Approach is a method of converting the anticipated economic benefits of owning property into a value through the capitalization process. The principle of "anticipation" underlies this approach in that investors recognize the relationship between an asset's income and its value. In order to value the anticipated economic benefits of a particular property, potential income and expenses must be projected, and the most appropriate capitalization method must be selected.

The two most common methods of converting net income into value are Direct Capitalization and Discounted Cash Flow. In direct capitalization, net operating income is divided by an overall capitalization rate to indicate an opinion of market value. In the discounted cash flow method, anticipated future cash flows and a reversionary value are discounted to an opinion of net present value at a chosen yield rate (internal rate of return).

Based upon the above, both methods are appropriate in this assignment.

Occupancy Status

The following chart summarizes the annualized attained base rent and occupancy level of the leases in place as of the appraisal date.



OCCUPANCY PROFILE

Space      Number of  Occupied   Total    Average     Vacant    Total    Percent
Category   Tenants    Area       Rent     Rent/SF     Space     Area

In line       20     50,521 SF  $521,180   $10.32   3,957 SF   54,478 SF  100.0%
Total/
Weighted
Average       20     50,521 SF  $521,180   $10.32   3,957 SF   54,478 SF  100.0%
Percent                92.7%                            7.3%


On the following page is an attained rent schedule for all tenants in place as of the appraisal date. Please refer to the Addenda of this report for a rent roll of the subject property.

Lease Structure

The majority of existing leases in the subject property are on a modified gross basis, whereby the tenants are responsible for a semi- or fixed portion of their pro-rata share of all expenses (real estate taxes and operating expenses) excluding management and structural repairs. Lease terms are generally between 3 and 5 years in length.


                      ATTAINED RENT SCHEDULE As of Apr-04

Tenant Name        Suite #  Start       End        Area      Base      Rent/SF
                            Date        Date       (Sq Ft)   Rent
                                                             Per
                                                             Year
Inline
 The Tax Shoppe     507   12/1/2003  11/30/2004   1,170    $11,700   $ 10.00
 Jazz, Kitchen      511   11/1/2003  10/31/2008   5,109    $52,367   $ 10.25
 Wee Tot, Inc.      515    9/1/2002  10/30/2005   2,800    $29,400   $ 10.50
 Pizza Street       527   1/15/2003   2/30/2014   4,930    $51,765   $ 10.50
 Homebrew Pro Shoppe 531   9/1/2002  10/30/2005     930    $8,835    $  9.50
 Midwest Discount   533   10/1/2002  11/30/2007   1,587    $16,663   $ 10.50
 Natures Market     535    5/1/2002   4/30/2005   2,633    $25,672   $  9.75
 Mar Jon
 Incorporated       537   10/1/1999  11/30/2004   2,633    $25,013   $  9.50
 SOS Staffing
 Services           539    5/1/2002   6/30/2005   1,235    $13,968   $ 11.31
 X IU Yong Chen     541    9/1/2000   1/30/2006   2,200    $23,100   $ 10.50
 El Maguey      545-549   7/26/2001    9/1/2006   3,938    $41,349   $ 10.50
 Check into Cash    551    4/1/2004   5/30/2005   1,735    $21,000   $ 12.10
 Ya's Ya's          553    7/1/2002   8/30/2005   1,222    $12,831   $ 10.50
 Kim's Tailoering   557    1/1/2003   2/28/2006   2,587    $27,164   $ 10.50
 Edward Jones & Co. 559    1/1/2001  10/31/2006     953    $10,616   $ 11.14
 Rent-A-Center,
 Inc.               561    5/1/2000   6/30/2005   4,665    $48,000   $ 10.29
 Karen Magee        565    4/1/2004   5/30/2005   1,270    $13,335   $ 10.50
 JADS
 Investments, Inc.  569    2/1/2003   3/30/2005   4,648    $41,832   $  9.00
 Discount
 Smoke Shop         571    4/1/2004   5/30/2005     933     $9,797   $ 10.50
 Berbiglia          579    7/1/2002  10/30/2007   3,343    $36,773   $ 11.00
 20 tenant sub-total                              50,521   $521,180  $ 10.32
 GRAND-TOTALS                                     50,521   $521,180  $ 10.32


Recent Leasing At Subject Property

The following chart summarizes recent leasing activity within the subject property.

RECENT LEASING ACTIVITY

Tenant Name        Suite #  Start       End        Area      Base      Rent/SF
                            Date        Date       (Sq Ft)   Rent
                                                             Per
                                                             Year
Inline
 The Tax Shoppe     507   12/1/2003  11/30/2004   1,170    $11,700   $ 10.00
 Jazz, Kitchen      511   11/1/2003  10/31/2008   5,109    $52,367   $ 10.25
 Pizza Street       527   1/15/2003   2/30/2014   4,930    $51,765   $ 10.50
 Kim's Tailoering   557    1/1/2003   2/28/2006   2,587    $27,164   $ 10.50
 JADS
 Investments, Inc.  569    2/1/2003   3/30/2005   4,648    $41,832   $  9.00
 Sub-Total                                       18,444   $184,828   $ 10.02
GRAND-TOTALS                                     18,444   $184,828   $ 10.02

Rent Comparables in Competing Centers

The following tables summarize rental activity in competing centers for Inline tenant spaces.

INLINE RENT COMPARABLES

No. Property Location     Area      Term     Rent/  Rent     Vacancy    Center
    Tenant Name        Available   (years)    SF    Steps     Rate      Center
                                                    Expense               Age
                                                  Recoveries             -----
                                                                         Center
                                                                         Size
1  806 SW 50 Highway
   Lee's Summit, MO     3,232 SF     5      $9.94     Flat     6.0%     1956
-------------------                               -----------        ----------
   West Blue Parkway                                Modified          53,861 SF
   Shopping Center                                   Gross

2  601 NE Woods Chapel Rd.
   Lee's Summit           505        5    $11.35     Flat      3.6%     1987
------------------                                -----------        ----------
   Chapel Lake Center                              Modified            14,038 SF
                                                    Gross
3  111 SE State Route 291
   Lee's Summit, MO       4,989      5   $10.26     Flat       4.1%     1977
------------------                                -----------        ---------
   Summit Springs                                   Modified          32,380 SF
   Shopping Center                                   Gross

4  332 SW Blue Parkway
   Lee's Summit, MO       3,510      5   $11.73     Flat       2.6%     1987
------------------                                -----------        ---------
   Pinetree Plaza                                   Modified          135,000 SF
                                                     Gross

5  800 SW Blue Parkway
   Lee's Summit,     MO       0      5   $12.25      Flat      0.0%     1959
------------------                                -----------        ---------
   Southside Plaza                                 Modified           50,000 SF

   Survey Low:                0      5   $9.94                2.10%
   Survey High:           4,989      5   $12.25               9.96%
   Survey Mean:           2,447      5   $11.11               6.45%




No. Property Location    Free Rent    (Months)
    Tenant Name                        T1/fSF        Comments


1  806 SW 50 Highway        2          $4.00       0.61 miles from subject
   Lee's Summit, MO                                Major tenants- Catter's and
                                                   Video Place.
-------------------
   West Blue Parkway
   Shopping Center

2  601 NE Woods Chapel Rd.  2          $5.00       4.92 miles from subject.
   Lee's Summit, MO                                Major tenants- Circle K
------------------
   Chapel Lake Center

3  111 SE State Route 291   2          $5.00       0.39 miles from subject.
   Lee's Summit, MO                                Major tenants-Bowling
                                                   Alley, Hobby Lobby,
------------------                                 Westlake Hardware
   Summit Springs
   Shopping Center


4  332 SW Blue Parkway     2           $5.25       1.29 miles from subject.
   Lee's Summit, MO                                Major tenants-Baskin 31
                                                   Robbins, Pizza Hut,
                                                   Price Chopper & Tunnee Town
------------------
   Pinetree Plaza

5  800 SW Blue Parkway     0          $6.00        2.56 miles from subject.
   Lee's Summit, MO                                Major tenants-Chucks Boots,
                                                   Chucks Food, Fergies, and
                                                   Jumpin Catfish
------------------
   Southside Plaza


   Survey Low:             2         $4.00
   Survey High:            2         $6.00
   Survey Mean:            2         $5.05


The rent range exhibited by the com parables is from $9.94 to $12.25 per square foot with an overall average of $11.11 per square foot. Recovery clauses for the comparable leases typically require the tenant to pay a pro-rata share of real estate taxes and operating expenses on a modified gross basis. Landlords are responsible for management and capital expenditures. The comparables have flat rental rates.

Greatest reliance has been placed on Rent Comparables 2,and 4 due to their similarity to the subject with respect to location and utility. Based upon the recent leasing activity at the subject property, and our analysis of the comparables, we have concluded to a market rent for the subject's inline tenants of $11.00 per square foot. This assumes a modified gross lease with a 5-year lease term.

[GRAPHIC OMITTED]
RENTAL MAP


 Market Rent Synopsis

The following chart summarizes our market rent conclusion for each tenant category within the subject property.


MARKET RENT CONCLUSIONS
                                            In line
 Market Rent Per Square Foot                $11.00
 Contract Rent Increase                     Flat
 Lease Type                                 Modified Gross
 Lease Term (years)                         5

Miscellaneous Revenue

Miscellaneous revenue is from rooftop antenna income. Based upon the subject's historical performance, we have estimated miscellaneous revenue at $4,000 in Year 1.

Expense Reimbursements

The existing tenants are responsible for their pro-rata share of real estate taxes and operating expenses on a modified gross basis. Future tenants are assumed to be responsible for their pro rata share of real estate taxes and operating expenses on a modified gross basis while the landlord is responsible for management and capital expenditures.

Lease Expirations

A lease expiration schedule is contained in the Addenda of this report.

Assumptions Regarding Existing Leases

We have modeled all leases in accordance with the lease terms provided by ownership. All month to month tenants were assumed to vacate after 12 months of the cash flow start date.

Vacancy and Collection Loss

Based upon the historical occupancy of the subject, the current vacancy in the market, and our perception of future market vacancy, we have projected a global stabilized vacancy rate of 3.00 percent. Based on the creditworthiness of the tenants in the subject building, we have also projected a collection loss of
2.00 percent. The total vacancy and credit loss is therefore 5.00 percent.

Absorption of Vacant Space

The subject property is presently 92.74 percent occupied. We have estimated the vacant space to be absorbed within 24 months.

Operating Expenses

We have developed an opinion of the property's annual operating expenses after reviewing its historical performance and reviewing the operating performance of similar buildings. We analyzed each item of expense and developed an opinion as to what a typical informed investor would consider normal.

An historical operating history for the property, annualized year-to-date expenses, a budget for the current year, a comparison of the budget to our forecast, and our opinion of year one operating expenses are presented on the following page.


REVENUE AND EXPENSE  ANALYSIS

                   2001            2002             2003              C& W
                                                  Annualized        Forecast (1)
               Total     Per   Total     Per    Total      Per   Total     Per
                         SF              SF                SF               SF

POTENTIAL
GROSS REVENUE

Base Rental  $438,381  $8.05  $333,988  $6.13  $459,853  $8.44  $553,819  $10.17
Revenue

Miscellaneous
Revenue         1,477   0.03     2,362   0.04     3,654   0.07     4,000    0.07

Expense
Reimbursement
Revenue        65,223   1.20    56,398   1.04    78,680   1.44    73,706    1.54

TOTAL
POTENTIAL
GROSS
REVENUE      $505,081  $9.27  $392,748  $7.21  $542,187  $9.95  $641,525  $11.78

 Vacancy
 and
 Collection
 Loss               0   0.00         0   0.00         0   0.00   (31,833) (0.58)

EFFECTIVE
GROSS
REVENUE      $242,516  $8.92  $276,760 $10.18  $265,371  $9.76  $215.555  $7.92


OPERATING
EXPENSES

Total Repair/
Main/Supply    $9,119  $0.17   $21,456  $0.39    $6,784  $0.12   $10,000  $0.18

Total
Services        2,550   0.05     1,200   0.02       375   0.01       500   0.01

Total
Administration 23,445   0.43    23,754   0.44    24,968   0.46    25,000   0.46

Total
Marketing         661   0.01     1,386   0.03        18   0.00       500   0.01

Total Common
Area
Maintenance    66,484   1.22    66,052   1.21    86,467   1.59    90,000   1.65

Total
Utilities       4,566   0.08    12,034   0.22     4,175   0.08     5,000   0.09

Total
Insurance      12,960   0.24    18,384   0.34    12,960   0.24    13,000   0.24

Management     25,255   0.46    19,537   0.36    25,698   0.47    24,388   0.45

Subtotal     $145,040  $2.66  $163,803  $3.01  $161,445  $2.96  $168,388  $3.09

Real
Estate
Taxes          81,623   1.50    83,707   1.54    80,892   1.48   150,000   2.75

TOTAL
EXPENSES     $226,663  $4.16  $247,510  $4.54  $242,337  $4.45  $318,388  $5.84

NET
OPERATING
INCOME       $278,418  $5.11  $145,238  $2.67  $299,850  $5.50   $291,304  $535


(1) Fiscal Year Beginning:  7/1/2004


Conclusion of Operating Expenses

We analyzed each item of expense and developed an opinion of a level of expense we believe a typical investor in a property like this would consider reasonable. We made our projections on a fiscal year basis. Year 1 begins July 1, 2004. Please refer to the following chart for our Year 1 forecast of expenses.



Expense                    C&W Forecast       Per SF      Analysis

Total Repair/Main/Supply     $10,000           $0.18      Our estimate is based
                                                          on the historical
                                                          and budgeted expenses,
                                                          plus expense levels at
                                                          competing properties.

Total Services                  $500           $0.01       Our estimate is based
                                                          on the historical and
                                                          budgeted expenses,
                                                          plus expense levels at
                                                          competing properties.

Total Administration         $25,000           $0.46       Our estimate is based
                                                          on the historical
                                                          and budgeted expenses,
                                                          plus expense levels at
                                                          competing properties.

Total Marketing                 $500           $0.01       Our estimate is based
                                                          on the historical and
                                                          budgeted expenses,
                                                          plus expense levels at
                                                          competing properties.

Total Common Area Mainte     $90,000           $1.65       Our estimate is based
                                                          on the historical
                                                          and budgeted expenses,
                                                          plus expense levels at
                                                          competing properties.

Total Utilities              $5,000            $0.09       Our estimate is based
                                                          on the historical
                                                          and budgeted expenses,
                                                          plus expense levels at
                                                          competing properties.

Total lnsurance             $13,000            $0.24       Our estimate is based
                                                          on the historical
                                                          and budgeted expenses,
                                                          plus expense levels at
                                                          competing properties.

Management                  $24,388            $0.45       Management fees for
                                                          this type of property
                                                          typically range from 3
                                                          to 4 percent of
                                                          effective gross
                                                          income. We have
                                                          utilized a management
                                                          fee of 4.0 percent
                                                          of effective gross
                                                          income, which we
                                                          consider to be market
                                                          oriented.

Real Estate Taxes          $150,000            $2.75       A complete discussion
                                                          of the taxes is
                                                          included in the Real
                                                          Property Taxes and
                                                          Assessments section of
                                                          this report.

Total operating expenses excluding real estate taxes are estimated at $168,388 equating to $3.09 per square foot. The following expense comparisons support our opinion of operating expenses for the subject.


                         OPERATING EXPENSE COMPARABLES
                          Including Real Estate Taxes
                            Average                           Operating
Publication                   GLA              Region        Expenses/SF
Dollars & Cents             54,206             Midwest          $2.34
National Research Bureau    45,518           Kansas City        $2.12


Source:

Dollars & Cents of Shopping Centers - 2003, Strip Shopping Centers National Research Bureau 2003, Strip Centers

Income and Expense Pro Forma

The following chart is our opinion of income and expenses for Year 1.



SUMMARY OF REVENUE AND EXPENSES

                                                   2004/2005         $/SF
POTENTIAL GROSS REVENUE
 Base Rental Revenue                               $553,819         $10.17
 Miscellaneous Revenue                                4,000          $0.07
 Expense Reimbursement Revenue                       83,706           1.54

TOTAL POTENTIAL GROSS REVENUE                      $641,525         $11.78
 Vacancy and Collection Loss                        (31,833)         (0.58)
EFFECTIVE GROSS REVENUE                            $609,692         $11.19

OPERATING EXPENSES
 Total Repair/Main/Supply                           $10,000          $0.18
 Total Services                                         500           0.01
 Total Administration                                25,000           0.46
 Total Marketing                                        500           0.01
 Total Common Area Maintenance                       90,000           1.65
 Total Utilities                                      5,000           0.09
 Total Insurance                                     13,000           0.24
 Management                                          24,388           0.45
 Subtotal                                          $168,388          $3.09

 Real Estate Taxes                                  150,000           2.75

 TOTAL EXPENSES                                    $318,388          $5.84

 NET OPERATING INCOME                              $291,304          $5.35


Capitalization Rate Selection

In addition, we have considered Investor Surveys published by Korpacz and Cushman & Wakefield, Inc. for competitive shopping center properties.


                                                      Going-ln        Going-In
 Survey                             Date              Cap Rate        Cap Rate
                                                       Range           Average

 Korpacz                     Fourth Quarter 2004      7.0-11.0%          8.84%
 C&W Real Estate Outlook     Spring/Summer 2003       8.8%-9.5%          9.1%

Korpacz - Refers to national strip shopping center market regardless of class or occupancy

C&W - Refers to national Class B leased neighborhood/community center market

Our  observations and analysis  suggest that a going-in  capitalization  rate of
9.00 percent represents reasonable investor criteria under current market conditions.


Direct Capitalization Method Conclusion

In the Direct Capitalization Method, we developed an opinion of market value by dividing year 1 net operating income by a 9.00 percent overall capitalization rate. Our conclusion via the Direct Capitalization Method is as follows:



                          DIRECT CAPITALIZATION METHOD

 NET OPERATING INCOME                            $291,304            $5.35
 Sensitivity Analysis (0.50% OAR Spread)         Value            $/SF NRA
 Based on Low-Range of 8.50%                     $3,427,106         $62.91
 Based on Most Probable Range of 9.00%           $3,236,711         $59.41
 Based on High-Range of 9.50%                    $3,066,358         $56.29

 Reconciled Value                                $3,236,711         $59.41
 Rounded to nearest $100,000                     $3,200,000         $58.74



Discounted Cash Flow Method

In the Discounted Cash Flow Method, we employed Argus for Windows software to model the income characteristics of the property and to make a variety of cash flow assumptions. We attempted to reflect the most likely investment assumptions of typical buyers and sellers in this particular market segment. The following table illustrates the assumptions used in the discounted cash flow analysis.

Discounted Cash Flow Assumptions



 DISCOUNTED CASH FLOW
 MODELING ASSUMPTIONS

Holding Period:                         10 Years
Projection Period:                      11 Years
Start Date:                             7/1/2004

RESERVES FOR REPLACEMENT (PSF)             $0.15

VACANCY & COLLECTION LOSS
Global Vacancy:                            3.00%
Collection Loss:                           2.00%
Total:                                     5.00%

GROWTH RATES
 Market Rent:                              3.00%
 Consumer Price Index (CPI):               3.00%
 Expenses:                                 3.00%
 Real Estate Taxes:                        3.00%

RATES OF RETURN
 Internal Rate of Return:                 10.50%
 Terminal Capitalization Rate:             9.25%
 Reversionary Sales Cost:                  2.00%


-------------------------------------------------
LEASING ASSUMPTIONS                        Inline
-------------------------------------------------
 Market Rent Per Square Foot              $11.00
 Contract Rent Increase                     Flat
 Lease Type                             Modified
                                          Gross
 Lease Term (years)                            5

 Free Rent on New Leases (months)              0
 Free Rent on Renewals (months)                0

 Downtime Between New Leases                   6
 Renewal Probability                      70.00%
------------------------------------------------
TENANT IMPROVEMENTS (PSF)                 Inline
------------------------------------------------
 New Leases                                $5.00
 Renewals                                  $0.00


Leasing Commissions:            6.0 percent of total rent for new leases;
                                0.0 percent of total rent for renewal leases.

Contract Rent Increases:        Leases are assumed flat per annum.

Expense Reimbursements:         Future tenants are assumed to be responsible
                                for their pro rata share of real estate taxes and operating expenses on a modified gross basis while the landlord is responsible for management and capital expenditures.

Capital Expenditure:            The building was in average condition at the
                                time of our inspection. We do not foresee any major capital expenditures in the near future.

Terminal Capitalization Rate Selection

A terminal capitalization rate was used to develop an opinion of the market value of the property at the end of the assumed investment holding period. The rate is applied to the net operating income following year 10 before making deductions for leasing commissions, tenant improvement allowances and reserves for replacement. We have developed an opinion of an appropriate terminal capitalization rate based on indicated rates in current investor surveys.

                                                 Terminal             Terminal
 Survey                  Date                    Cap Rate             Cap Rate
                                                  Range                Average

Korpacz           Fourth Quarter 2004           8.0%- 11.5%              9.33%
C&W Real Estate
Outlook           Spring/Summer 2003            9.0%-9.8                  9.4%

Korpacz - Refers to national strip shopping center market regardless of class or occupancy
C&W - Refers to national Class B leased neighborhood/community center market


As a result, we have applied a 9.25 percent terminal capitalization rate in our analysis.

Discount Rate Selection

We have developed an opinion of future cash flows, including property value at reversion, and discounted that income stream at an internal rate of return (yield rate) currently required by investors for similar-quality real property. The yield rate (internal rate of return or IRR) is the single rate that discounts all future equity benefits (cash flows and equity reversion) to an opinion of net present value.

The Korpacz and Cushman & Wakefield investor surveys indicate the following internal rates of return for competitive shopping center properties:

 Survey                             Date              IRR             IRR
                                                     Range           Average
 Korpacz                   Fourth Quarter 2004     8.5%-12.0%         10.19%
 C&W Real Estate Outlook    Spring/Summer 2003     10.0%-11.5%         10.8%

Korpacz - Refers to national strip shopping center market regardless of class or occupancy
C&W - Refers to national Class B leased neighborhood/community center market

The above table summarizes the investment parameters of some of the most prominent investors currently acquiring similar investment properties in the United States. We realize that this type of survey reflects target rather than transactional rates. Transactional rates are usually difficult to obtain in the verification process and are actually only target rates of the buyer at the time of sale. The property's performance will ultimately determine the actual yield at the time of sale after a specific holding period.

We have discounted our cash flow and reversionary value projections at an internal rate of return of 10.50 percent.

Discounted Cash Flow Method Conclusion

Based on the discount rate selected, market value is estimated at $3,200,000, rounded. The reversion contributes 47.05 percent to this value estimate. Our cash flow projection and valuation matrix are presented at the end of this section.


Software     : ARGUS Ver.11.0.02                                    Date:7/15/04
File         : 04-248-03 Argus Independence                         Time: 4:10pm
Property Type: Neighborhood Center                                  Ref#: AMF
Portfolio    :                                                      Page: 1
                              Bayberry Crossing SC
                             523-529 SE Melody Lane
                             Lee's Summit, MO 64063

                       SCHEDULE OF PROSPECTIVE CASH FLOW
           In Inflated Dollars for the Fiscal Year Beginning 4/1/2004


                            Year 1      Year 2     Year 3     Year 4     Year 5
For the Years              Mar-2005    Mar-2006   Mar-2007   Mar-2008   Mar-2009
Ending
POTENTIAL GROSS REVENUE
 Base Rental Revenue       $554,736    $588,761   $596,569   $608,407  $617,659

 Absorption & Turnover
 Vacancy                   (12,435)     (48,882)   (12,029)   (12,350)  (10,542)

 Scheduled Base
 Rental Revenue            542,301      539,879    584,540    596,057   607,117

Expense Reimbursement
Revenue
 CAM                        83,706       79,650     86,389     87,503    89,756

 Total Reimbursement
 Revenue                    83,706       79,650     86,389     87,503    89,756

 Miscellaneous Revenue       4,000        4,120      4,244      4,371     4,502

TOTAL POTENTIAL
GROSS REVENUE              630,007      623,649    675,173    687,931   701,375

 General Vacancy            (6,838)                 (8,587)    (8,658)  (10,816)

 Collection Loss           (12,600)     (12,473)   (13,503)   (13,759)  (14,027)

EFFECTIVE GROSS REVENUE    610,569      611,176    653,083    665,514   676,532

OPERATING EXPENSES
 CAM                        90,000       92,700     95,481     98,345   101,296
 Repair/ Main/ Supply       10,000       10,300     10,609     10,927    11,255
 Services                      500          515        530        546       563
 Administration             25,000       25,750     26,523     27,318    28,138
 Marketing                     500          515        530        546       563
 Utilities                   5,000        5,150      5,305      5,464     5,628
 Insurance                  13,000       13,390     13,792     14,205    14,632
 Real Estate Taxes         150,000      154,500    159,135    163,909   168,826
 Management                 24,423       24,447     26,123     26,621    27,061

TOTAL OPERATING EXPENSES   318,423      327,267    338,028    347,881   357,962

NET OPERATING INCOME       292,146      283,909    315,055    317,633   318,570

LEASING & CAPITAL COSTS
 Tenant Improvements        17,705       34,597     15,402     10,104     8,625
 Leasing Commissions        11,685       22,834     10,165      6,669     5,693
 Reserves                    8,172        8,417      8,669      8,929     9,197
TOTAL LEASING &
CAPITAL COSTS               37,562       65,848     34,236     25,702    23,515

CASH FLOW BEFORE
DEBT SERVICE & TAXES      $254,584     $218,061   $280,819   $291,931  $295,055
& TAXES


                   Year 6     Year 7    Year 8    Year 9     Year 10   Year 11
                  Mar-2010   Mar-2011  Mar-2012  Mar-2013   Mar-2014   Mar-2014
POTENTIAL GROSS REVENUE

 Base Rental
 Revenue         $628,453   $660,826   $687,508  $698,156    $709,713  $737,920

 Absorption &
 Turnover Vacancy (13,183)   (49,019)   (21,821)  (14,318)    (12,221)  (18,060)

 Scheduled Base
 Rental Revenue   615,270    611,807    665,687   683,838     697,492   719,860

Expense Reiembursement
Revenue
 CAM               91,884     89,457     95,824    99,592     102,702   106,936

 Total
 Reimbursement
 Revenue           91,884     89,457     95,824    99,592     102,702    106,936

 Miscellaneous
 Revenue            4,637      4,776      4,919     5,067      5,219      5,376

TOTAL POTENTIAL
GROSS REVENUE     711,791    706,040    766,430   788,497    805,413    832,172
 General Vacancy   (8,566)               (1,827)   (9,766)   (12,308)    (7,447)
 Collection Loss  (14,236)   (14,121)   (15,329)  (15,770)   (16,108)   (16,643)

EFFECTIVE GROSS
REVENUE           688,989    691,919    749,274   762,961    776,997    808,082

OPERAINTING
EXPENSES
 CAM              104,335    107,465    110,689   114,009    117,430    120,952
 Repair/Main/Supply11,593     11,941     12,299    12,668     13,048     13,439
 Services             580        597        615       633        652        672
 Administration    28,982     29,851     30,747    31,669     32,619     33,598
 Marketing            580        597        615       633        652        672
 Utilities          5,796      5,970      6,149     6,334      6,524      6,720
 Insurance         15,071     15,523     15,988    16,468     16,962     17,471
 Real Estate Taxes 173,891   179,108    184,481   190,016    195,716    201,587
 Management        27,560     27,677     29,971    30,518     31,080     32,323

TOTAL OPERAING
EXPENSES          368,388    378,729    391,554   402,948    414,683    427,434

NET OPERTING
INCOME            320,601    313,190    357,720   360,013    362,314    380,648

LEASING & CAPITAL COSTS
 Tenant
 Improvements       4,173     46,921     17,855     8,699     13,105     14,776
 Leasing
 Commissions        2,754    30,968      11,784     5,741      8,649      9,752
 Reserves           9,473     9,757      10,050    10,352     10,662     10,982

TOTAL LEASING &
CAPITAL COSTS      16,400    87,646      39,689    24,792     32,416     35,510

CASH FLOW BEFORE
DEBT SERVICE &
TAXES            $304,201  $225,544    $318,031  $335,221   $329,898   $345,138


Software     : ARGUS Ver.11.0.02                                    Date:7/15/04
File         : 04-248-03 Argus Independence                         Time: 4:10pm
Property Type: Neighborhood Center                                  Ref#: AMF
Portfolio    :                                                      Page: 3



                              Bayberry Crossing SC
                             523-529 SE Melody Lane
                              Lee's Summit, MO 6406

                            RESALE - CAP RATE MATRIX
    Cash Flow Before Debt Service plus Property Resale in Year 10, Mar-2014
              Discounted Annually (Endpoint on Cash Flow & Resale)

              Net        P.V. of     P.V. of   P.V. of      P.V. of    P.V. of
For the     Proceeds    Property    Property   Property    Property   Property
Cap Rates  From Sale    @ 10.00%    @ 10.25%   @ 10.50%    @ 10.75%   @ 11.00%

8.75%    $4,263,258  $3,354,082  $3,297,997  $3,243,149  $3,189,505  $3,137,035
9.00%     4,144,835   3,308,424   3,253,365   3,199,516   3,146,847   3,095,328
9.25%     4,032,812   3,265,235   3,211,144   3,158,241   3,106,494   3,055,876
9.50%     3,926,685   3,224,318   3,171,146   3,119,139   3,068,266   3,018,500
9.75%     3,826,001   3,185,500   3,133,200   3,082,042   3,031,998   2,983,040


Reconciliation Within the Income Capitalization Approach

 SUMMARY OF INCOME CAPITALIZATION METHODS
                                                      Value        Per Sq. Ft.
 Value Indicated by the Discounted Cash Flow Method:  $3,200,000       $58.74
 Value Indicated by the Direct Capitalization Method: $3,200,000       $58.74

We have placed greater reliance on the discounted cash flow method because this mirrors the methodology used by purchasers of this property type. Therefore, our opinion of market value via the Income Capitalization Approach is as follows:

 Value Conclusion:                                   $3,200,000       $58.74

                                          RECONCILIATION AND FINAL VALUE OPINION


Valuation Methodology Review and Reconciliation

This appraisal employs only the Income Capitalization Approach. Based on our analysis and knowledge of the subject property type and relevant investor profiles, it is our opinion that this approach would be considered necessary and applicable for market participants. The client has requested that we provide them with a restricted use report. Therefore, we have not employed the Cost Approach or the Sales Comparison Approach to develop an opinion of market value. The approaches indicated the following:

Income Calpitalization Approach:   $3,200,000

We have given most weight to the Income Capitalization Approach because this mirrors the methodology used by purchasers of this property type.

Based on our Complete Appraisal as defined by the Uniform Standards of Professional Appraisal Practice, we have developed an opinion that the "as-is" market value of the leased fee estate of the referenced property, subject to the assumptions, limiting conditions, certifications, and definitions, on June 20, 2004 was:

                   THREE MILLION TWO HUNDRED THOUSAND DOLLARS

                                   $3,200,000

                                                                 INSURABLE VALUE

Insurable Value is directly related to the portion of the real estate which is covered under the asset's insurance policy. We have based this opinion on the building's replacement cost new (RCN) which has no direct correlation with its actual market value.

The replacement cost new is the total construction cost of a new building built using modern technology, materials, standards and design, but built to the same specifications of and with the same utility as the building being appraised. For insurance purposes, replacement cost new includes all direct costs necessary to construct the building improvements. Items which are not considered include land value, site improvements, indirect costs, accrued depreciation and entrepreneurial profit. To develop an opinion of insurable value, exclusions for below-grade foundations and architectural fees must be deducted from replacement cost new.

We developed an opinion of replacement cost new by using the Calculator Cost Method developed by Marshall Valuation Service, a nationally recognized cost estimating company which estimates construction costs for all types of improvements. Marshall Valuation Service revises its cost factors monthly and adjusts them to reflect regional and local cost variations.



         INSURABLE VALUE

      Replacement Cost New (RCN)              GBA      (SF)$/GBA    Sub-Total
        Building Improvements
         Base Cost                          57,500       $60.00     $3,450,000
         HVAC                               57,500         5.50        316,250
         Sprinklers                         57,500         2.50        143,750
         Subtotal                           57,500       $68.00     $3,910,000
        Multipliers
         Current Cost                                     1.030
         Local Area                                       1.150
         Perimeter                                        0.865
         Building Height                                  1.000
         Product of Multipliers                                        x 1.025
       Adjusted Base Building Cost                                  $4,006,157
        Less: Insurance Exclusions
         Foundations Below Grade                          -5.00%
         Piping Below Grade (Negligible)                   0.00%
         Architect Fees                                   -6.00%
         Total Insurance Exclusion Adjustment             -11.00%    ($440,677)

       Insurable Value                                            $3,565,479
       Rounded to nearest $100,000                                $3,600,000


Source: Marshall Valuation Service       Section: 15       Quality: Average
                                         Page: 17          Class:   B
                                         Date: 5/00        Type:    Retail

"Report" means the appraisal or consulting report and conclusions stated therein, or a letter opinion, to which these Assumptions and Limiting Conditions are annexed.

"Property" means the subject of the Report.

"C&W" means Cushman & Wakefield, Inc. or its subsidiary that issued the Report.

"Appraiser(s)" means the employee(s) of C&W who prepared and signed the Report.

The Report has been made subject to the following assumptions and limiting conditions:

1. No opinion is intended to be expressed and no responsibility is assumed for the legal description or for any matters that are legal in nature or require legal expertise or specialized knowledge beyond that of a real estate appraiser. Title to the Property is assumed to be good and marketable and the Property is assumed to be free and clear of all liens unless otherwise stated. No survey of the Property was undertaken.

2. The information contained in the Report or upon which the Report is based has been gathered from sources the Appraiser assumes to be reliable and accurate. The owner of the Property may have provided some of such information. Neither the Appraiser nor C&W shall be responsible for the accuracy or completeness of such information, including the correctness of estimates, opinions, dimensions, sketches, exhibits and factual matters. Any authorized user of the Report is obligated to bring to the attention of C&W any inaccuracies or errors that it believes are contained in the Report.

3. The opinions are only as of the date stated in the Report. Changes since that date in external and market factors or in the Property itself can significantly affect the conclusions.

4. The Report is to be used in whole and not in part. No part of the Report shall be used in conjunction with any other analyses. Publication of the Report or any portion thereof without the prior written consent of C&W is prohibited. Reference to the Appraisal Institute or to the MAI designation is prohibited. Except as may be' otherwise stated in the letter of engagement, the Report may not be used by any person other than the party to whom it is addressed or for purposes other than that for which it was prepared. No part of the Report shall be conveyed to the public through advertising, or used in any sales or promotional or offering or SEC material without C&W's prior written consent.

Any authorized user of this Report who provides a copy to, or permits reliance thereon by, any person or entity not authorized by C&W in writing to use or rely thereon, hereby agrees to indemnify and hold C&W, its affiliates and their respective shareholders, directors, officers and employees, harmless from and against all damages, expenses, claims and costs, including attorneys' fees, incurred in investigating and defending any claim arising from or in any way connected to the use of, or reliance upon, the Report by any such unauthorized person or entity.

5. Except as may be otherwise stated in the letter of engagement, the Appraiser shall not be required to give testimony in any court or administrative proceeding relating to the Property or the Appraisal.

6. The Report assumes (a) responsible ownership and competent management of the Property; (b) there are no hidden or unapparent conditions of the Property, subsoil or , structures that render the Property more or less valuable (no responsibility is assumed for such conditions or for arranging for engineering studies that may be required to discover them); (c) full compliance with all applicable federal, state and local zoning and environmental regulations and laws, unless noncompliance is stated, defined and considered in the Report; and
(d) all required licenses, certificates of occupancy and other governmental consents have been or can be obtained and renewed for any use on which the value estimate contained in the Report is based.

7. The physical condition of the improvements considered by the Report is based on visual inspection by the Appraiser or other person identified in the Report. C&W assumes no responsibility for the soundness of structural members nor for the condition of mechanical equipment, plumbing or electrical components.

8. The forecasted potential gross income referred to in the Report may be based on lease summaries provided by the owner or third parties. The Report assumes no responsibility for the authenticity or completeness of lease information provided by others. C&W recommends that legal advice be obtained regarding the interpretation of lease provisions and the contractual rights of parties.

9. The forecasts of income and expenses are not predictions of the future. Rather, they are the Appraiser's best estimates of current market thinking on future income and expenses. The Appraiser and C&W make no warranty or representation that these forecasts will materialize. The real estate market is constantly fluctuating and changing. It is not the Appraiser's task to predict or in any way warrant the conditions of a future real estate market; the Appraiser can only reflect what the investment community, as of the date of the Report, envisages for the future in terms of rental rates, expenses, and supply and demand.

10. Unless otherwise stated in the Report, the existence of potentially hazardous or toxic materials that may have been used in the construction or maintenance of the improvements or may be located at or about the Property was not considered in arriving at the opinion of value. These materials (such as formaldehyde foam insulation, asbestos insulation and other potentially hazardous materials) may adversely affect the value of the Property. The Appraisers are not qualified to detect such substances. C&W recommends that an environmental expert be employed to determine the impact of these matters on the opinion of value.

11. Unless otherwise stated in the' Report, compliance with the requirements of the Americans with Disabilities Act of 1990 (ADA) has not been considered in arriving at the opinion of value. Failure to comply with the requirements of the ADA may adversely affect the value of the Property. C&W recommends that an expert in this field be employed.

12. If the Report is submitted to a lender or investor with the prior approval of C&W, such party should consider this Report as only one factor together with its independent investment considerations and underwriting criteria, in its overall investment decision. Such lender or investor is specifically cautioned to understand all Extraordinary Assumptions and Hypothetical Conditions and the Assumptions and Limiting Conditions incorporated in this Report.

13. In the event of a claim against C&W or its affiliates or their respective officers or employees or the Appraisers in connection with or in any way relating to this Report or this engagement, the maximum damages recoverable shall be the amount of the monies actually collected by C&W or its affiliates for this Report and under no circumstances shall any claim for consequential damages be made.

14. If the Report is referred to or included in any offering material or prospectus, the Report shall be deemed referred to or included for informational purposes only and C&W, its employees and the Appraiser have no liability to such recipients. C&W disclaims any and all liability to any party other than the party which retained C&W to prepare the Report.

15. By use of this Report each party that uses this Report agrees to be bound by all of the Assumptions and Limiting Conditions stated herein.


Extraordinary Assumptions

An extraordinary assumption is defined as "an assumption, directly related to a specific assignment, which, if found to be false, could alter the appraiser's opinions or conclusions. Extraordinary assumptions presume as fact otherwise uncertain information about physical, legal or economic characteristics of the subject property or about conditions external to the property, such as market conditions or trends, or the integrity of data used in an analysis" (USPAP).


This appraisal employs no extraordinary assumptions.

Hypothetical Conditions

A hypothetical condition is defined as "that which is contrary to what exists, but is supposed for the purpose of analysis. Hypothetical conditions assume conditions contrary to known facts about physical, legal, or economic characteristics of the subject property or about conditions external to the property, such as market conditions or trends, or the integrity of data used in an analysis" (USPAP).

 This appraisal employs no hypothetical conditions.

 We certify that, to the best of our knowledge and belief:

1.   The statements of fact contained in this report are true and correct.

2. The reported analyses, opinions. and conclusions are limited only by the reported assumptions and limiting conditions, and are our personal, impartial, and unbiased professional analyses, opinions, and conclusions.

3. We have no present or prospective interest in the property that is the subject of this report, and no personal interest with respect to the parties involved.

4. We have no bias with respect to the property that is the subject of this report or to the parties involved with this assignment.

5. Our engagement in this assignment was not contingent upon developing or reporting predetermined results.

6. Our compensation for completing this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.

7. Our analyses, opinions, and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice of the Appraisal Foundation and the Code of Professional Ethics and the Standards of Professional Appraisal Practice of the Appraisal Institute.

8. Randal D. Dawson, MAI made a personal inspection of the property that is the subject of this report.

9. No one provided significant real property appraisal assistance to the persons signing this report.

10. The use of this report is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives.

11. As of the date of this report, Appraisal Institute continuing education for Randal D. Dawson, MAI is current.


/S/ RANDAL D. DAWSON
-----------------------
Randal D. Dawson, MAI
Associate Director
Missouri Certified General Appraiser
License No. RA-003304